Filed pursuant to Rule 424(b)(5)
 Registration No. 333-222332

The information in this preliminary prospectus supplement is not complete and may be changed. The preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED FEBRUARY 4, 2019

PRELIMINARY PROSPECTUS SUPPLEMENT
 (To Prospectus Dated January 19, 2018)

______________________

American Depositary Shares Representing                 Ordinary Shares

Warrants to Purchase               American Depositary Shares

 _______________________

We are offering (i)           American Depositary Shares, or ADSs, representing              of our ordinary shares, or Ordinary Shares, par value NIS 0.10 per share, and (ii) warrants to purchase an aggregate of             ADSs with an exercise price of $              per ADS (the “Warrants”), pursuant to this prospectus supplement. The ADSs and Warrants will be sold together, with each ADS to be sold together in a fixed combination with a Warrant to purchase         ADSs.  Each ADS represents one Ordinary Share. See “Description of American Depositary Shares” and “Description of Ordinary Shares” in the accompanying prospectus for more information.

The ADSs and accompanying Warrants are immediately separable and will be issued separately, but will be purchased together in this offering.

The ADSs are quoted on The Nasdaq Capital Market, or Nasdaq, under the symbol “BLRX.” On February 1, 2019, the last reported sale price of the ADSs on the Nasdaq was US$0.64 per ADS. Our Ordinary Shares currently trade on the Tel Aviv Stock Exchange, or the TASE, under the symbol “BLRX.” On February 4, 2019, the last reported sale price of our Ordinary Shares on the TASE was NIS 2.79, or $0.77 per share (based on the exchange rate reported by the Bank of Israel on such date). There is no established public trading market for the Warrants, and we do not expect one to develop. We do not intend to apply to list the Warrants on any securities exchange.

Investing in these securities involves a high degree of risk. See “Risk Factors” beginning on page S-8 of this prospectus supplement and the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus to read about factors you should consider before investing in these securities.

Neither the Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per ADS and Warrant	Total
Public Offering Price	$	$
Underwriting Discount and Commissions(1)	$	$
Proceeds to BioLineRx Ltd. (before expenses)(2)	$	$

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.
(2)	The amount of the offering proceeds to us presented in this table does not give effect to any exercise of the Warrants being issued in this offering.

Delivery of the ADSs and Warrants is expected to be made on or about February    , 2019.

Sole Bookrunning Manager

Oppenheimer & Co.

__________________

Prospectus Supplement dated February    , 2019

TABLE OF CONTENTS

Prospectus Supplement

____________________________

Unless the context otherwise requires, all references to “BioLineRx,” “we,” “us,” “our,” the “Company” and similar designations refer to BioLineRx Ltd. and its consolidated subsidiaries.

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to sell or solicit any security other than the ADSs offered by this prospectus supplement and the accompanying prospectus. In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus supplement is accurate as of the date on the front of this prospectus supplement only, regardless of the time of delivery of this prospectus supplement or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We have obtained the statistical data, market data and other industry data and forecasts used throughout this prospectus supplement and the accompanying prospectus from publicly available information and from reports we commissioned. We have not sought the consent of the sources to refer to the publicly available reports in this prospectus supplement and the accompanying prospectus.

i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is a supplement to the accompanying prospectus dated January 19, 2018 that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under the shelf registration process, from time to time, we may sell any of the securities described in the accompanying prospectus in one or more offerings. In this prospectus supplement, we provide you with specific information about this offering. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include important information about us, the ADSs, and other information you should know before investing in the ADSs. This prospectus supplement also adds, updates and changes information contained in the accompanying prospectus. To the extent that any statement we make in this prospectus supplement is inconsistent with the statements made in the accompanying prospectus or in any document incorporated by reference that was filed with the SEC before the date of this prospectus supplement, the statements made in the accompanying prospectus, or such an earlier filing, as applicable, are deemed modified or superseded by the statements made in this prospectus supplement. You should read both this prospectus supplement and the accompanying prospectus as well as the additional information described in this prospectus supplement under the headings “Documents Incorporated by Reference” and “Where You Can Find More Information” on page S-21 and page S-22 before investing in the ADSs.

All references in this prospectus supplement to “$,” “U.S. Dollars” and “dollars” are to United States dollars and all references to “NIS” are to New Israeli Shekels.

This prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein include trademarks, service marks and trade names owned by us or other companies. Solely for convenience, trademarks referred to in this prospectus, including logos, artwork and other visual displays, may appear without the ® or ™ symbols. We do not intend our use or display of other companies’ trade names or trademarks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. All trademarks, service marks and trade names included or incorporated by reference into this prospectus supplement or the accompanying prospectus are the property of their respective owners.

ii

SUMMARY

This summary highlights selected information contained elsewhere in this prospectus supplement that we consider important. This summary does not contain all of the information you should consider before investing in the ADSs or our Ordinary Shares. You should read this summary together with the entire prospectus supplement, the accompanying prospectus and the information incorporated by reference herein and therein, including the risks related to our main therapeutic candidates, BL-8040 and AGI-134, our therapeutic product, BL-5010, our business, our industry, investing in the ADSs or our Ordinary Shares and our location in Israel, that we describe under “Risk Factors,” and our consolidated financial statements and the related notes, which are incorporated by reference herein and therein, before making an investment in the ADSs or our Ordinary Shares.

Our Business

We are a clinical stage biopharmaceutical development company focused on oncology and immunology. Our current development and commercialization pipeline consists of two clinical-stage therapeutic candidates − BL-8040, a novel peptide for the treatment of hematological malignancies, solid tumors and stem cell mobilization, and AGI-134, an immuno-oncology agent in development for solid tumors; and one therapeutic product − BL-5010. We generate our pipeline by systematically identifying, rigorously validating and in-licensing therapeutic candidates that we believe exhibit a high probability of therapeutic and commercial success. To date, except for BL-5010, none of our therapeutic candidates has been approved for marketing or sold commercially. Our strategy includes commercializing our therapeutic candidates through out-licensing arrangements with biotechnology and pharmaceutical companies and evaluating, on a case-by-case basis, the commercialization of our therapeutic candidates independently.

In January 2016, we entered into a collaboration with MSD (a tradename of Merck & Co., Inc., Kenilworth, New Jersey), in the field of cancer immunotherapy and in September 2016, we entered into a collaboration with Genentech, Inc., or Genentech, a member of the Roche Group, in the field of cancer immunotherapy. In addition, since December 2014 we have been collaborating with Novartis for the co-development of selected Israeli-sourced novel drug candidates.

Although our focus is on the therapeutic areas of oncology and immunology, we may also in-license therapeutic compounds outside of these areas in connection with our strategic collaboration with Novartis, as well as, to a limited extent, for our independent pipeline as opportunities may arise.

Our Product Development Approach

We seek to develop a pipeline of promising therapeutic candidates that exhibit distinct advantages over currently available therapies or address unmet medical needs. Our resources are focused on advancing our therapeutic candidates through development and toward commercialization.

We have established close relationships with various universities, academic and research institutions and biotechnology companies that permit us to identify and select compounds at various stages of clinical and pre-clinical development. Our approach is consistent with our objective of proceeding only with therapeutic candidates that we believe exhibit a relatively high probability of therapeutic and commercial success.

Our Product Pipeline

The table below summarizes our current pipeline of therapeutic candidates, including the target indications and status of each candidate and our development partners:

BL-8040

Our clinical-stage therapeutic candidate, BL-8040, is a novel, short peptide that functions as a high-affinity antagonist for CXCR4, which we are developing for the treatment of solid tumors, acute myeloid leukemia, or AML, and stem-cell mobilization for bone-marrow transplantation. CXCR4 is a chemokine receptor that is directly involved in tumor progression, angiogenesis (growth of new blood vessels in the tumor), metastasis (spread of tumor to other organs) and cell survival. CXCR4 is over-expressed in more than 70% of human cancers and its expression often correlates with disease severity.

BL-8040 mobilizes cancer cells from the bone marrow, detaching them from the survival signals in the bone marrow microenvironment and sensitizing them to chemo- and bio-based anti-cancer therapy. In addition, in preclinical studies BL-8040 has demonstrated a direct anti-cancer effect by inducing apoptosis (cell death) and terminal differentiation. Clinical and preclinical studies have shown the safety and efficacy of BL-8040. Preclinical studies have shown that BL-8040 inhibits the growth of various tumor types, including multiple myeloma, non-Hodgkin’s lymphoma, leukemia, non-small cell lung carcinoma, neuroblastoma and melanoma. BL-8040 significantly and preferentially stimulates apoptotic cell death of malignant cells (multiple myeloma, non-Hodgkin’s lymphoma and leukemia).

BL-8040 also mobilizes stem cells from the bone marrow to the peripheral blood, enabling their collection for subsequent autologous or allogeneic transplantation in cancer patients. In addition, data from one of our clinical trials has shown that BL-8040 induces infiltration of T-cells into tumors and the tumor microenvironment. As such, the combination of BL-8040 with immune checkpoints inhibitors (PD1/PD-L1 monoclonal antibodies) has the potential to expand the benefit of immunotherapy to cancer types currently resistant to immuno-oncology treatments, such as pancreatic cancer.

In September 2013, the U.S. Food and Drug Administration, or FDA, granted an Orphan Drug Designation to BL-8040 as a therapeutic for the treatment of AML and in January 2014, the FDA, granted an Orphan Drug Designation to BL-8040 as a treatment for stem cell mobilization. In January 2015, the FDA modified this Orphan Drug Designation for BL-8040 for use either as a single agent or in combination with granulocyte colony-stimulating factor, or G-CSF. In February 2019, the FDA granted an Orphan Drug Designation to BL-8040 as a treatment for pancreatic cancer.

The following is a summary of the clinical trials being carried out with BL-8040.

Solid tumors

➢
In January 2016, we entered into a collaboration with MSD in the field of cancer immunotherapy. Based on this collaboration, in September 2016 we initiated a Phase 2a study, known as the COMBAT/KEYNOTE-202 study, focusing on evaluating the safety and efficacy of BL-8040 in combination with KEYTRUDA® (pembrolizumab), MSD’s anti-PD-1 therapy, in over 30 patients with metastatic pancreatic adenocarcinoma. The study is an open-label, multicenter, single-arm trial designed to evaluate the clinical response, safety and tolerability of the combination of these therapies as well as multiple pharmacodynamic parameters, including the ability to improve infiltration of T-cells into the tumor and their reactivity. Partial results from the monotherapy portion of this study show that BL-8040 increases infiltration of T-cells into the tumor, induces an increase in the number of total immune cells in the peripheral blood, and decreases the frequency of peripheral blood regulatory T cells (Tregs). Top-line results from the initial dual combination arm of the trial showed that the combination demonstrated encouraging disease control and overall survival in patients with metastatic pancreatic cancer. In addition, the results showed that BL-8040 significantly improves T-cell infiltration into the tumor and reduces immunosuppression in the tumor microenvironment, especially in combination with KEYTRUDA®.

We have expanded the COMBAT/KEYNOTE-202 study under the collaboration to include a triple combination arm investigating the safety, tolerability and efficacy of BL-8040, KEYTRUDA® and chemotherapy. We initiated this arm of the trial in December 2018. Results from the new triple combination arm of the study are expected in the second half of 2019.

➢
In August 2016, in the framework of an agreement with MD Anderson Cancer Center, we entered into an additional collaboration for the investigation of BL-8040 in combination with KEYTRUDA® in pancreatic cancer. The focus of this study, in addition to assessing clinical response, is the mechanism-of-action by which both drugs might synergize, as well as multiple assessments to evaluate the biological anti-tumor effects induced by the combination. We are supplying BL-8040 for this Phase 2b study, which commenced in January 2017. Top-line results from this study are anticipated in the first half of 2019.

➢
In September 2016, we entered into a collaboration with Genentech in the framework of which both companies would carry out Phase 1b/2 studies investigating BL-8040 in combination with TECENTRIQ® (atezolizumab), Genentech’s anti-PDL1 cancer immunotherapy, in various solid tumors and hematologic malignancies. The clinical study collaboration between us and Genentech is part of MORPHEUS, Roche’s novel cancer immunotherapy development platform. Genentech commenced a Phase 1b/2 study for the treatment of pancreatic cancer in July 2017, as well as a Phase 1b/2 study in gastric cancer in October 2017. As part of this collaboration, Genentech is also considering initiating a third Phase 1b/2 study in lung cancer. These studies will evaluate the clinical response, safety and tolerability of the combination of these therapies, as well as multiple pharmacodynamic parameters.

AML

➢
During 2016, we completed and reported on a Phase 2a proof-of-concept trial for the treatment of relapsed or refractory acute myeloid leukemia, or r/r AML, which was conducted on 42 patients at six world-leading cancer research centers in the United States and at five premier sites in Israel. The study included both a dose-escalation and a dose-expansion phase. Reports on the trial included detailed, positive safety and response rate data for subjects treated with a combination of BL-8040 and high dose cytarabine, or HiDAC. At the annual meeting of the European Hematology Association in June 2018, we presented positive overall survival data from the long-term follow-up part of this study. We continue to monitor long-term survival data for patients in the study and, in parallel, are planning our next clinical development steps in this indication.

➢
We are currently investigating BL-8040 as a consolidation treatment together with cytarabine (the current standard of care) for AML patients who have responded to standard induction treatment and are in complete remission and, in this regard, are conducting a significant Phase 2b trial in Germany, in collaboration with the German Study Alliance Leukemia Group. The Phase 2b trial is a double-blind, placebo-controlled, randomized, multi-center study aimed at assessing the efficacy of BL-8040 in addition to standard consolidation therapy in AML patients. Up to 194 patients will be enrolled in the trial. The primary endpoint of the study is to compare the relapse-free survival (RFS) time in AML subjects in their first remission during a minimum follow-up time of 18 months after randomization. We continue to discuss with our collaboration partners the potential conduct of an interim analysis on this study based on various factors, including the occurrence of a minimum number of reported relapse events and/or exposure to provide a reasonable statistical powering for the analysis. Our current best estimate for the timing of such potential interim analysis is mid-2019, with top-line results from the trial expected in 2021.

➢
In September 2017, we initiated a Phase 1b/2 trial in AML, known as the BATTLE trial, under the collaboration with Genentech referred to above under “― Solid tumors.” The trial will focus on the maintenance treatment of patients with intermediate- and high-risk AML who have achieved a complete response following induction and consolidation therapy. Up to 60 patients are planned to be enrolled in this single arm, open-label study, planned to take place at approximately 22 sites in the United States, Europe and Israel. Top-line results from this study are expected in 2021.

Stem-cell mobilization

➢
In March 2015, we reported successful top-line safety and efficacy results from a Phase 1 safety and efficacy trial for the use of BL-8040 as a novel stem-cell mobilization treatment for allogeneic bone marrow transplantation at Hadassah Medical Center in Jerusalem.

➢
In March 2016, we initiated a Phase 2 trial for BL-8040 for allogeneic stem-cell transplantation, conducted in collaboration with the Washington University School of Medicine, Division of Oncology and Hematology. In May 2018, we announced positive top-line results of this study showing, among other things, that a single injection of BL-8040 mobilized sufficient amounts of cells required for transplantation at a level of efficacy similar to that achieved by using 4-6 injections of G-CSF, the current standard of care.

➢
In December 2017, we commenced a randomized, controlled Phase 3 registrational trial of BL-8040, known as the GENESIS trial, for the mobilization of hematopoietic stem cells, or HSCs, for autologous transplantation in patients with multiple myeloma. The trial began with a lead-in period for dose confirmation, which was to include 10-30 patients, and progress to the placebo-controlled main part, which is designed to include 177 patients in more than 25 centers. Following review of the positive results from treatment of the first 11 patients, the Data Monitoring Committee recommended that the lead-in part of the study should be stopped and that we should move immediately to the second part. Top-line results of this randomized, placebo-controlled main part of the study are expected in 2020.

In addition to the above, we are currently conducting, or planning to conduct, a number of investigator-initiated, open-label studies in a variety of indications, to support the interest of the scientific and medical communities in exploring additional uses for BL-8040. These studies serve to further elucidate the mechanism of action for BL-8040.

AGI-134

AGI-134, a clinical therapeutic candidate in-licensed by our subsidiary, Agalimmune Ltd., or Agalimmune, is a synthetic alpha-Gal glycolipid immunotherapy in development for solid tumors. AGI-134 is designed to harness the body’s pre-existing, highly abundant, anti-alpha-Gal antibodies to induce a hyper-acute, systemic, specific anti-tumor response to the patient’s own tumor neo-antigens. This response is expected not only to kill the tumor cells at the site of injection, but also brings about a durable, follow-on, anti-metastatic immune response. AGI-134 has completed numerous preclinical, proof-of-concept studies, demonstrating regression of established primary tumors after injection with AGI-134 and robust protection against the development of secondary tumors in a model of melanoma with a single dose only. Synergy has also been demonstrated in the same model when combined with a PD-1 immune checkpoint inhibitor, offering the potential to broaden the utility of such immunotherapies and improve the rate and duration of responses in multiple cancer types. A 28-day, repeated-administration GLP toxicology study in monkeys with AGI-134 has also been successfully completed.

In August 2018, we initiated a Phase 1/2a clinical study for AGI-134 that is primarily designed to evaluate the safety and tolerability of AGI-134, given both as monotherapy and in combination with an immune checkpoint inhibitor, in unresectable metastatic solid tumors. Additional objectives are to perform a wide array of biomarker studies, to demonstrate the mechanism of AGI-134 and to assess its efficacy by clinical and pharmacodynamic parameters. The multicenter, open-label study will take place in the United Kingdom and Israel, with possible expansion to the United States and additional countries in Europe in 2019. Initial safety results from the first part of the study are expected in mid-2019; initial efficacy results of monotherapy arm from the second part of the study are expected by the end of 2020.

In November 2018, we announced that the FDA had granted the Biological Product Designation for AGI-134. This designation provides us with eligibility to obtain 12 years of market exclusivity upon approval of the product for commercial use by the FDA. This regulatory market exclusivity adds an incremental layer of protection in addition to that afforded by existing patents granted in the United States and Europe, and pending in other countries, covering the use of AGI-134 for the treatment of solid cancer tumors.

BL-5010

Our therapeutic product, BL-5010, is a medical device containing a novel, acidic, aqueous solution and applicator for the non-surgical removal of benign skin lesions. In December 2014, we entered into an exclusive out-licensing arrangement with a subsidiary of Perrigo Company plc, or Perrigo, for the rights to BL-5010 for over-the-counter, or OTC, indications in the territory of Europe, Australia and additional selected countries. In March 2016, Perrigo received CE Mark approval for BL-5010 as a novel OTC treatment for the non-surgical removal of warts.

Our Strategy

Our objective is to become a leader in the development of novel therapeutics for the treatment of cancer. We have successfully advanced a number of therapeutic candidates into clinical development. We intend to commercialize our two clinical candidates, BL-8040 and AGI-134, and any future candidates through out-licensing or co-development arrangements with third parties who may perform any or all of the following tasks: completing development, securing regulatory approvals, securing reimbursement codes from insurance companies and health maintenance organizations, manufacturing and/or marketing. If appropriate, we may also enter into co-development and similar arrangements with respect to any therapeutic candidate with third parties or commercialize a therapeutic candidate ourselves.

Preliminary Financial Estimate

Set forth below is a preliminary estimate of our cash and cash equivalents as of December 31, 2018. This estimate is subject to the completion of our quarterly financial procedures and review and is not a comprehensive statement of our financial position as of December 31, 2018. We advise you that our actual holdings of cash and cash equivalents as of December 31, 2018 may differ materially from this estimate as a result of the completion of our quarterly financial procedures, review adjustments and other developments which may arise between now and the time that our annual financial results are finalized. This preliminary estimate has been prepared by, and is the responsibility of, our management and has not been reviewed, audited, compiled or subject to any other procedures by our independent registered public accounting firm. Accordingly, our independent registered public accounting firm does not express an opinion or any other form of assurance with respect to this estimate.

As of December 31, 2018, we had $30.1 million in cash and cash equivalents.

Our Corporate Information

Our principal executive offices are located at 2 HaMa’ayan Street, Modi’in 7177871, Israel, and our telephone number is +972 (8) 642-9100. Our website is www.biolinerx.com. Information contained in our website is not incorporated by reference into and does not constitute part of this prospectus supplement.

THE OFFERING

Issuer	BioLineRx Ltd.
ADSs offered by us	ADSs representing Ordinary Shares
Warrants offered by us
Warrants to purchase up to            of our ADSs.  Each warrant will have an exercise price of $      per share, will be exercisable commencing on the date of issuance and will expire on             20,    .  For additional information regarding the Warrants, see “Description of the Warrants” beginning on page S-11 of this prospectus supplement.

Ordinary Shares outstanding after this offering(1)	Ordinary Shares
The ADSs
Each ADS represents one Ordinary Share.

The Bank of New York Mellon, as Depositary, will be the holder of the Ordinary Shares underlying your ADSs and you will have rights as provided in the Deposit Agreement dated July 21, 2011 among BioLineRx Ltd., the Depositary, and all owners and holders from time to time of American Depositary Shares issued thereunder, or the “Deposit Agreement,” which has been filed as an exhibit to the registration statement that includes this prospectus supplement.

Subject to compliance with the relevant requirements set out in the accompanying prospectus under “Description of American Depositary Shares,” you may turn in your ADSs to the Depositary in exchange for Ordinary Shares underlying your ADSs.

The Depositary will charge you fees for exchanges.

You should carefully read the “Description of American Depositary Shares” section of the accompanying prospectus and the Deposit Agreement to better understand the terms of the ADSs.

Offering price	The public offering price is $ per ADS and Warrant.
Use of proceeds
We expect the net proceeds from this offering to us will be approximately $            , after deducting the underwriting discounts and commissions and estimated offering expenses payable by us. We currently expect to use the net proceeds of this offering for general corporate purposes, which may include but are not limited to working capital and funding clinical trials. See “Use of Proceeds” on page S-10 of this prospectus supplement.

Listings	The ADSs are listed on Nasdaq under the symbol “BLRX.” Our Ordinary Shares currently trade on the TASE under the symbol “BLRX.” The Warrants will not be listed or quoted on any securities exchange.
Risk factors
Before investing in the ADSs, you should carefully read and consider the “Risk Factors” beginning on page S-8 of this prospectus supplement and in the documents we incorporate by reference in this prospectus supplement and the accompanying prospectus.

Depositary	The Bank of New York Mellon
Lock-up Agreements
We, our directors and executive officers have agreed with the underwriters not to sell, transfer or dispose of any of our Ordinary Shares or ADSs for a period of 90 days after the date of this prospectus supplement. See “Underwriting.”

(1)
The number of Ordinary Shares outstanding after this offering is based on 108,083,426 Ordinary Shares outstanding as of September 30, 2018 and excludes (i) 6,904,451 Ordinary Shares issuable upon the exercise of outstanding warrants, at an average exercise price of $2.72 per share, (ii) 11,775,057 Ordinary Shares issuable upon the exercise of outstanding options, at an average exercise price of  $1.14 per share, (iii) 4,980,080 Ordinary Shares, represented by 4,980,080 ADSs issued to Biokine Therapeutics Ltd. in connection with a share purchase agreement, (iv) 3,127,129 Ordinary Shares, represented by 3,127,129 ADSs issued pursuant to an at-the-market sales agreement with BTIG, LLC, (v) 360,138 Ordinary Shares issued as a result of the exercise of options from October 1, 2018 to January 31, 2019 and (vi) any Ordinary Shares underling Warrants sold in this offering.

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein by reference contains statements and information that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements, but these are not the only ways these statements are identified. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements. Readers are encouraged to consult the Company’s filings made on Form 6-K, which are periodically filed with or furnished to the SEC.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	the initiation, timing, progress and results of our preclinical studies, clinical trials and other therapeutic candidate development efforts;

•	our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials;

•	our receipt of regulatory approvals for our therapeutic candidates, and the timing of other regulatory filings and approvals;

•	the clinical development, commercialization and market acceptance of our therapeutic candidates;

•	our ability to establish and maintain corporate collaborations;

•	our ability to integrate new therapeutic candidates and new personnel;

•	the interpretation of the properties and characteristics of our therapeutic candidates and of the results obtained with our therapeutic candidates in preclinical studies or clinical trials;

•	the implementation of our business model and strategic plans for our business and therapeutic candidates;

•
the scope of protection we are able to establish and maintain for intellectual property rights covering our therapeutic candidates and our ability to operate our business without infringing the intellectual property rights of others;

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•	risks related to changes in healthcare laws, rules and regulations in the United States or elsewhere;

•	competitive companies, technologies and our industry; and

•	statements as to the impact of the political and security situation in Israel on our business.

RISK FACTORS

Investing in the ADSs involves a high degree of risk. You should carefully consider the specific risks described below and the risk factors and matters set forth in “Item 3.D. Risk Factors” in Part I of our Annual Report on Form 20-F for the fiscal year ended December 31, 2017, which is incorporated by reference herein, together with the other information in this prospectus supplement, the accompanying prospectus, our Annual Report on Form 20-F and the other information and documents incorporated by reference herein, before making an investment decision. See the section of this prospectus supplement entitled “Where You Can Find More Information.” Any of the risks we describe below and in our documents incorporated by reference could cause our business, financial condition or operating results to suffer. The market price of our Ordinary Shares and the ADSs could decline if one or more of these risks and uncertainties develop into actual events. You could lose all or part of your investment.

Risks Related to this Offering

Management has broad discretion as to the use of proceeds of this offering, and we may not use these proceeds in a manner desired by our shareholders.

Our management will have broad discretion as to the use of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of this offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity as part of your investment decision to assess whether the proceeds are being used appropriately. Our needs may change as our business evolves. As a result, the proceeds to be received in this offering may be used in a manner significantly different from our current expectations. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return.

You will experience immediate dilution in book value of any ADSs you purchase.

Because the price per ADS being offered is substantially higher than our net tangible book value per ADS, you will suffer substantial dilution in the net tangible book value of any ADSs you purchase in this offering. After giving effect to the sale by us of                ADSs in this offering, based on a public offering price of  $               per ADS and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us, the as adjusted net tangible book value of our ADSs would be $               , or approximately $               per ADS, as of September 30, 2018. If you purchase ADSs in this offering, you will suffer immediate and substantial dilution of as adjusted net tangible book value of approximately $               per ADS. See “Dilution” on page S-13 for a more detailed discussion of the dilution you will incur in connection with this offering.

We have received a deficiency letter from Nasdaq regarding the current bid price of the ADSs; there can be no assurance that we will continue to meet the requirements for the ADSs to trade on Nasdaq.

We received a notification letter from Nasdaq on December 3, 2018, notifying us that, because the closing bid price for the ADSs listed on Nasdaq was below $1.00 for 30 consecutive trading days, we no longer meet the minimum bid price requirement for continued listing on Nasdaq, requiring a minimum bid price of $1.00 per share (the “Minimum Bid Price Requirement”).

In accordance with Nasdaq rules, we have a period of 180 days from the date of notification, or until June 3, 2019, to regain compliance with the Minimum Bid Price Requirement during which the stock will continue to list on Nasdaq. If at any time before June 3, 2019 the bid price of the ADSs closes at or above $1.00 per share for a minimum of ten consecutive business days, Nasdaq will provide written notification that we have achieved compliance with the Minimum Bid Price Requirement.

The notification letter also disclosed that in the event we do not regain compliance with the Minimum Bid Price Requirement by June 3, 2019, we may be eligible for additional time for compliance. To qualify for additional time, we would be required to meet the continued listing requirement for market value of publicly held shares and all other initial listing standards for Nasdaq, with the exception of the bid price requirement, and would need to provide written notice of our intention to cure the deficiency during the second compliance period, by effecting a reverse stock split, if necessary. If we meet these requirements, Nasdaq will inform us that we have been granted an additional 180 days to regain compliance. However, if it appears to the staff of Nasdaq that we will not be able to cure the deficiency, or if we are otherwise not eligible, the staff would notify us that our shares will not be granted an additional 180 days for compliance and be subject to delisting at that time. In the event of such notification, we may appeal the staff’s determination to delist our shares, but there can be no assurance the staff would grant our request for continued listing.

If the ADSs were delisted from Nasdaq, it would likely lead to a number of negative implications, including an adverse effect on the price of the ADSs, reduced liquidity in the ADSs, the loss of federal preemption of state securities laws and greater difficulty in obtaining financing. In the event of a delisting, we would expect to take actions to restore our compliance with Nasdaq’s listing requirements, but we can provide no assurance that any such action taken by us would allow the ADSs to become listed again, stabilize the market price or improve the liquidity of the ADSs or prevent future non-compliance with Nasdaq’s listing requirements.

Risks Related to the Warrants

If an active, liquid trading market for our Warrants does not develop, you may not be able to sell your Warrants quickly or at or above the price you paid for it.

The Warrants issued in this offering will be immediately exercisable and expire on the     anniversary of issuance. The Warrants will have an initial exercise price equal to $      . In the event that our ADSs do not exceed the exercise price of the Warrants during the period when the Warrants are exercisable, the warrants may not have any value.

There is no established trading market for the Warrants to be sold in this offering, and the market for the Warrants may be highly volatile or may decline regardless of our operating performance. We do not plan on applying to list the warrants on the NasdaqCM, any other national securities exchange or any other nationally recognized trading system. Accordingly, we do not expect an active market for the Warrants to develop or be sustained and it may be difficult for you to sell your Warrants at the time you wish to sell them, at a price that is attractive to you, or at all.

If we do not maintain a current and effective prospectus relating to the ADSs issuable upon exercise of the Warrants, public holders will only be able to exercise such Warrants on a “cashless basis.”

If we do not maintain a current and effective prospectus relating to the ADSs issuable upon exercise of the Warrants at the time that holders wish to exercise such Warrants, they will only be able to exercise them on a “cashless basis.” As a result, the number of ADSs that holders will receive upon exercise of the Warrants will be fewer than it would have been had such holders exercised their warrants for cash. Under the terms of the Warrants, we have agreed to use our best efforts to maintain a current and effective prospectus relating to the ADSs issuable upon exercise of the Warrants until the expiration of the Warrants. However, we cannot assure you that we will be able to do so. If we are unable to do so, the potential “upside” of the holder’s investment in our company may be reduced.

Holders of our Warrants will have no rights as shareholder until they acquire our ADSs and underlying Ordinary Shares.

Until investors acquire our ADSs and underlying Ordinary Shares upon exercise of the Warrants, they will have no rights with respect to our ADSs or Ordinary Shares. Upon exercise of the Earrants, holders will be entitled to exercise the rights of a holder of our ADSs only as to matters for which the record date occurs after the exercise date.

The Warrants may have an adverse effect on the market price of our ADSs and make it more difficult to effect a business combination.

We will be issuing Warrants to purchase our ADSs as part of this offering. To the extent we issue ADSs or our Ordinary Shares to effect a future business combination, the potential for the issuance of a substantial number of additional ADSs or underlying Ordinary Shares shares upon exercise of these Warrants could make us a less attractive acquisition vehicle in the eyes of a target business. Such securities, when exercised, will increase the number of issued and outstanding ADSs and underlying Ordinary Shares and reduce the value of the shares issued to complete the business combination. Accordingly, our Warrants may make it more difficult to effectuate a business combination or increase the cost of acquiring a target business. Additionally, the sale, or even the possibility of sale, of the ADSs underlying the Warrants could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent the Warrants are exercised, you may experience dilution to your holdings.

USE OF PROCEEDS

We estimate that the net proceeds we will receive from this offering will be approximately $                million, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and excluding any proceeds we may receive upon exercise of the Warrants being offered.

We intend to use the net proceeds from the offering pursuant to this prospectus supplement for general corporate purposes, which may include but are not limited to working capital and funding clinical trials. The amounts and timing of our use of the net proceeds will vary depending on a number of factors, including the amount of cash generated or used by our operations, and the rate of growth, if any, of our business. As a result, we will retain broad discretion in the allocation of the net proceeds of this offering.

DESCRIPTION OF THE WARRANTS

The following is a brief summary of certain terms and conditions of the Warrants and is subject in all respects to the provisions contained in the Warrants accompanying the ADSs offered hereby. You should review a copy of the form of Warrant for a complete description of the terms and conditions applicable to the Warrants.

Form. The Warrants will be issued in physical certificated form.

Term. The Warrants will be exercisable on the date of issuance and will expire on the              anniversary of the date of issuance.

Exercise Price. The exercise price of the Warrants is $     per ADS. The exercise price is subject to appropriate adjustment in the event of certain stock splits, stock dividends, recapitalizations or otherwise.

Exercisability. The Warrants will be exercisable, at the option of each holder, by delivering to us a duly executed exercise notice and payment in full for the number of ADSs purchased upon such exercise. The exercise of the Warrants is subject to limits as described below under the caption “—Exercise Limitations.”

No Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of the Warrants, and the number of Warrants will be rounded to the nearest whole number.

Transferability. Subject to applicable laws and the restriction on transfer set forth in the Warrant, the Warrant may be transferred at the option of the holder in accordance with the procedures set forth in the Warrant.

Authorized Shares. During the period the Warrants are outstanding, we will reserve from our authorized and unissued Ordinary Shares a sufficient number of shares to provide for the issuance of shares of ADSs underlying the warrants upon the exercise of the Warrants. In the event we ever fail to have reserved sufficient authorized and unissued shares to provide for the issuance of ADSs underlying the Warrants, we are required to hold a meeting of stockholders within 90 days of such failure to increase the number of authorized shares to cover the issuance of ADSs underlying the Warrants.

Exchange Listing. We do not plan on applying to list the Warrants on the Nasdaq, or any other national securities exchange.

Fundamental Transactions. In the event of any fundamental transaction, as described in the Warrants and generally including any merger with or into another entity, sale of all or substantially all of our assets, tender offer or exchange offer, reclassification of our Ordinary Shares or the consummation of a transaction whereby another entity acquires more than 50% of our outstanding voting stock, then the holder shall have the right to receive for each Ordinary Share that would have been issuable upon such exercise immediately prior to the occurrence of such fundamental transaction, the number of Ordinary Shares of the successor or acquiring corporation and any additional consideration receivable upon or as a result of such transaction by a holder of the number of Ordinary Shares for which the warrant is exercisable immediately prior to such event.

Exercise Limitations. A Warrant holder will not have the right to exercise any portion of the Warrant if the holder, together with its affiliates, would beneficially own more than 4.99% of the number of Ordinary Shares outstanding immediately after the exercise.

Right as a Shareholder. Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of our Ordinary Shares, the holders of the Warrants do not have the rights or privileges of holders of our Ordinary Shares, including any voting rights, until they exercise their Warrants.

Waivers and Amendments. Any term of the Warrants issued in the offering may be amended or waived with the written consent of holders of the Warrants.

CAPITALIZATION

The following table presents our capitalization as determined in accordance with IFRS as of September 30, 2018:

•	on an actual basis; and

•
on an as adjusted basis to reflect the sale of            ADSs representing                 Ordinary Shares and accompanying Warrants to purchase an aggregate of         ADSs at the public offering price of  $         per ADS and Warrant and the receipt by us of net proceeds of approximately $         , after deducting the underwriting discounts and commissions and the estimated offering expenses payable by us.

This table should be read in conjunction with our financial statements and the notes thereto incorporated by reference herein and the accompanying prospectus.

	As of September 30, 2018
	Actual	As Adjusted
	(U.S.$ in thousands)
Non-Current Liabilities:
Long-term bank loan, net of current maturities	86	86
Warrants	804	804
Total long-term liabilities	890	890
Shareholders’ equity:
Ordinary Shares(1)	2,922
Share premium	244,058
Capital reserve	11,889	11,889
Other comprehensive loss	(1,416)	(1,416)
Accumulated deficit	(216,868)	(216,868)
Total shareholders’ equity	40,585
Total capitalization	41,475

(1) The number of Ordinary Shares outstanding after this offering is based on 108,083,426 Ordinary Shares outstanding as of September 30, 2018 and excludes (i) 6,904,451 Ordinary Shares issuable upon the exercise of outstanding warrants, at an average exercise price of  $2.72 per share, (ii) 11,775,057 Ordinary Shares issuable upon the exercise of outstanding options, at an average exercise price of  $1.14 per share, (iii) 4,980,080 Ordinary Shares, represented by 4,980,080 ADSs issued to Biokine Therapeutics Ltd. in connection with a share purchase agreement, (iv) 3,127,129 Ordinary Shares, represented by 3,127,129 ADSs issued pursuant to an at-the-market sales agreement with BTIG, LLC, (v) 360,138 Ordinary Shares issued as a result of the exercise of options from October 1, 2018 to January 31, 2019, and (vi) any ADS issuable upon the exercise of the  Warrants sold in this offering.

DILUTION

If you invest in the ADSs and Warrants, your interest will be diluted immediately to the extent of the difference between the public offering price per ADS and accompanying Warrant and the as adjusted net tangible book value per ADS and accompanying Warrant after this offering.

The net tangible book value of ADSs as of September 30, 2018 was approximately $33.6 million, or approximately $0.31 per ADS. Net tangible book value per ADS represents the amount of our total tangible assets less total liabilities divided by the total number of our Ordinary Shares outstanding as of September 30, 2018.

After giving effect to the sale of the ADSs offered by this prospectus supplement at the public offering price of  $ per ADS and after deducting the underwriting discount and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2018 would have been approximately $, or approximately $ per ADS. This represents an immediate increase in net tangible book value of approximately $ per ADS to our existing securityholders and an immediate dilution in as adjusted net tangible book value of approximately $ per ADS to purchasers of the ADSs in this offering, as illustrated by the following table:

Public offering price per ADS			$
Net tangible book value (deficit) per ADS at September 30, 2018		$0.31
Increase in net tangible book value per ADS attributable to investors purchasing the ADSs in this offering	$
As adjusted net tangible book value per ADS as of September 30, 2018 after giving effect to this offering			$
Dilution per ADS to investors purchasing the ADSs in this offering			$

The number of Ordinary Shares outstanding after this offering is based on 108,083,426 Ordinary Shares outstanding as of September 30, 2018 and excludes (i) 6,904,451 Ordinary Shares issuable upon the exercise of outstanding warrants, at an average exercise price of  $2.72 per share, (ii) 11,775,057 Ordinary Shares issuable upon the exercise of outstanding options, at an average exercise price of  $1.14 per share, (iii) 4,980,080 Ordinary Shares, represented by 4,980,080 ADSs issued to Biokine Therapeutics Ltd. in connection with a share purchase agreement, (iv) 3,127,129 Ordinary Shares, represented by 3,127,129 ADSs issued pursuant to an at-the-market sales agreement with BTIG, LLC (v) 360,138 Ordinary Shares issued as a result of the exercise of options from October 1, 2018 to January 31, 2019, and (vi) any Ordinary Shares underlying Warrants sold in this offering.

To the extent that outstanding warrants are exercised, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our securityholders.

UNDERWRITING

We have entered into an underwriting agreement with the representative of the underwriters set forth in the table below with respect to ADSs and Warrants being offered hereby. Oppenheimer & Co. Inc. is the representative of the underwriters. We refer to the several underwriters listed in the table below as the “underwriters.”

Under the terms and subject to the conditions contained in the underwriting agreement, we have agreed to sell to each underwriter, and each underwriter has severally and not jointly agreed to purchase from us, the respective number of ADSs and Warrants set forth opposite its name below:

Underwriter	Number of ADSs	Number of Warrants
Oppenheimer & Co. Inc.

The underwriters propose to offer the ADSs and Warrants directly to the public at the price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession not in excess of $         per ADS and accompanying Warrant. After the offering, these figures may be changed by the underwriters. No such change shall change the amount of proceeds to be received by us as set forth on the cover page of this prospectus supplement.

The ADSs are listed on Nasdaq under the symbol “BLRX.” The Warrants will not be listed or quoted on any securities exchange. The underwriting agreement provides that the obligation of the underwriters to purchase the ADSs and Warrants offered by this prospectus supplement and the accompanying prospectus is subject to the approval of certain legal matters by counsel for the representative and to certain other conditions. Each underwriter is obligated, severally and not jointly, to purchase all of the ADSs and Warrants offered hereby if any such ADSs and Warrants are purchased.

The underwriting discounts and commissions are equal to the public offering price per ADS and accompanying Warrant less the amount paid by the underwriters to us per ADS and accompanying Warrant. After this offering, the public offering price and concession may be changed by the underwriters. The following table shows the per ADS and accompanying Warrant and total underwriting discounts and commissions to be paid to the underwriters in this offering:

Underwriting Discounts and Commissions
Per ADS and accompanying Warrant	$
Total	$

In addition, we have agreed to reimburse the representative at closing for all fees and expenses incurred in connection with this offering, including the fees and expenses of counsel to the underwriters, up to a maximum aggregate amount of  $100,000. We estimate that expenses payable by us in connection with this offering of our securities, other than the underwriting discounts and commissions, will be approximately $    .

Indemnification

Pursuant to the underwriting agreement, we have agreed to indemnify each underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or the Securities Act, or to contribute to payments that each underwriter or such other indemnified parties may be required to make in respect of those liabilities.

Restrictions on Future Sales

We have agreed not to (i) offer, pledge, issue, sell, contract to sell, purchase, contract to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our capital stock or any securities convertible into or exercisable or exchangeable for our capital stock or ADSs, (ii) enter into any swap or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of shares of capital stock or ADSs, or (iii) file any registration statement with the SEC (other than a registration statement on Form S-8) relating to the offering of any shares of our capital stock or any securities convertible into or exercisable or exchangeable for shares of our capital stock or ADSs, without the prior written consent of the representative for a period of 90 days, or the Lock-up Period, following the date of this prospectus supplement. This consent may be given at any time without public notice. These restrictions on future issuances are subject to exceptions for (i) the issuance of securities sold in this offering, (ii) the issuance of ADSs or Ordinary Shares upon the exercise of any outstanding options and warrants, the vesting of any restricted stock units and performance stock units, or the conversion of a security outstanding on the date hereof, and (iii) the issuance of stock options, warrants, restricted stock units, performance stock units or shares of capital stock or ADSs under any equity compensation plan.

In addition, each of our directors and executive officers has entered into a lock-up agreement with the representative, as representative of the underwriters. Under the lock-up agreements, the directors and executive officers may not, directly or indirectly, (i) sell, offer to sell, contract to sell, or grant any option for the sale (including short sales), grant any security interest in, pledge, hypothecate, hedge, establish an open “put equivalent position” (within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or the Exchange Act), or otherwise dispose of, or enter into any transaction which is designed to or could be expected to result in the disposition of any ADSs or Ordinary Shares, or any securities convertible into or exchangeable for, or any warrants or other rights to purchase, the foregoing, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of ADSs or Ordinary Shares, or any securities convertible into or exchangeable or exercisable for, or any warrants or other rights to purchase, the foregoing, or (iii) publicly announce any intention to do any of the foregoing, without the prior written consent of the representative, for a period of 90 days from the date of this prospectus supplement. This consent may be given at any time without public notice. These restrictions on future dispositions by our directors and executive officers are subject to exceptions for transfers (i) as a bona fide gift or gifts to immediate family members who agree to be bound by these restrictions, (ii) by will or the laws of descent and distribution or to one or more trusts for bona fide estate planning purposes, or (iii) to us or as may be required under any of our benefit plans. The lock-up agreements do not restrict the ability of the directors and executive officers from purchasing ADSs or Ordinary Shares on the open market or under an employee stock purchase plan of the Company or exercising any options or other convertible securities granted under any benefit plan of the Company.

Electronic Distribution

This prospectus supplement and the accompanying prospectus may be made available in electronic format on websites or through other online services maintained by underwriters or by their affiliates. In those cases, prospective investors may view offering terms online and prospective investors may be allowed to place orders online. Other than this prospectus supplement and the accompanying prospectus in electronic format, the information on an underwriter’s websites or our website and any information contained in any other websites maintained by an underwriters or by us is not part of this prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

Price Stabilization, Short Positions and Penalty Bids

In connection with the offering, the underwriters may engage in stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act:

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions.

•
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions and syndicate covering transactions may have the effect of raising or maintaining the market price of the ADSs and Ordinary Shares or preventing or retarding a decline in the market price of the ADSs and Ordinary Shares. As a result, the price of the ADSs and Ordinary Shares may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Affiliations

The underwriters and/or their respective affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services such underwriters have received and, may in the future receive, customary fees. Except for services provided in connection with this offering, none of the underwriters have provided any investment banking or other financial services during the 180-day period preceding the date of this prospectus supplement and we do not expect to retain any of the underwriters to perform any investment banking or other financial services for at least 90 days after the date of this prospectus supplement.

Selling Restrictions

Israel

This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, or the Securities Law, and has not been filed with or approved by the Israel Securities Authority, or the ISA. In the State of Israel, this document is being distributed only to, and is directed only at, and any offer of the securities offered hereby is directed only at, (i) a limited number of persons in accordance with the Securities Law and (ii) investors listed in the first addendum, or the Addendum, to the Securities Law, consisting primarily of joint investment in trust funds, provident funds, insurance companies, banks, portfolio managers, investment advisors, members of the TASE, underwriters, venture capital funds, entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors (in each case purchasing for their own account or, where permitted under the Addendum, for the accounts of their clients who are investors listed in the Addendum). Qualified investors will be required to submit written confirmation that they fall within the scope of the Addendum, are aware of the meaning of same and agree to it.

European Economic Area

In relation to each Member State of the European Economic Area that has implemented the Prospectus Directive, or a Relevant Member State, from and including the date on which the European Union Prospectus Directive, or the EU Prospectus Directive, was implemented in that Relevant Member State, or the Relevant Implementation Date, an offer of securities described in this prospectus may not be made to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the EU Prospectus Directive, except that, with effect from and including the Relevant Implementation Date, an offer of securities described in this prospectus may be made to the public in that Relevant Member State at any time:

•	to any legal entity which is a qualified investor as defined under the EU Prospectus Directive;

•	to fewer than 150 natural or legal persons (other than qualified investors as defined in the EU Prospectus Directive), subject to obtaining the prior consent of the representative for such offer; or

•	in any other circumstances falling within Article 3(2) of the EU Prospectus Directive;

provided that no such offer of securities described in this prospectus shall result in a requirement for the publication by us of a prospectus pursuant to Article 3 of the EU Prospectus Directive and each person who initially acquires any securities or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with the representative and us that it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

In the case of any securities being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the securities acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any securities to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the representative has been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer of securities to the public” in relation to any securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe for the securities, as the same may be varied in that Member State by any measure implementing the EU Prospectus Directive in that Member State. The expression “EU Prospectus Directive” means Directive 2003/71/EC (and any amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling with Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The securities are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Canada

The securities may be sold only to purchasers purchasing or deemed to be purchasing as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement and the accompanying prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Hong Kong

The securities may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong); (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder; or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation, or document relating to the securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan and the underwriters have agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Malaysia

No prospectus or other offering material or document in connection with the offer and sale of the securities has been or will be registered with the Securities Commission of Malaysia, or Commission, for the Commission’s approval pursuant to the Capital Markets and Services Act 2007. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Malaysia other than (i) a closed end fund approved by the Commission; (ii) a holder of a Capital Markets Services License; (iii) a person who acquires the securities as principal, if the offer is on terms that the securities may only be acquired at a consideration of not less than RM250,000 (or its equivalent in foreign currencies) for each transaction; (iv) an individual whose total net personal assets or total net joint assets with his or her spouse exceeds RM3 million (or its equivalent in foreign currencies), excluding the value of the primary residence of the individual; (v) an individual who has a gross annual income exceeding RM300,000 (or its equivalent in foreign currencies) per annum in the preceding twelve months; (vi) an individual who, jointly with his or her spouse, has a gross annual income of RM400,000 (or its equivalent in foreign currencies), per annum in the preceding twelve months; (vii) a corporation with total net assets exceeding RM10 million (or its equivalent in a foreign currencies) based on the last audited accounts; (viii) a partnership with total net assets exceeding RM10 million (or its equivalent in foreign currencies); (ix) a bank licensee or insurance licensee as defined in the Labuan Financial Services and Securities Act 2010; (x) an Islamic bank licensee or takaful licensee as defined in the Labuan Financial Services and Securities Act 2010; and (xi) any other person as may be specified by the Commission; provided that, in the each of the preceding categories (i) to (xi), the distribution of the securities is made by a holder of a Capital Markets Services License who carries on the business of dealing in securities. The distribution in Malaysia of this prospectus is subject to Malaysian laws. This prospectus supplement and the accompanying prospectus do not constitute and may not be used for the purpose of public offering or an issue, offer for subscription or purchase, invitation to subscribe for or purchase any securities requiring the registration of a prospectus with the Commission under the Capital Markets and Services Act 2007.

Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the securities may not be circulated or distributed, nor may the securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA; (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA. Where the securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares, and debentures of that corporation, or the beneficiaries’ rights and interest in that trust shall not be transferable for six months after that corporation or that trust has acquired the securities under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the securities or the offering may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing material relating to the offering, the company, or the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes, or CISA. The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the securities.

Taiwan

The securities have not been and will not be registered with the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be sold, issued or offered within Taiwan through a public offering or in circumstances which constitutes an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the securities in Taiwan.

LEGAL MATTERS

Certain matters concerning this offering will be passed upon for us by Mayer Brown LLP, New York, New York. The validity of the securities being offered by this prospectus supplement and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Yigal Arnon & Co., Jerusalem, Israel. The underwriters are being advised by Goodwin Procter LLP, New York, New York with respect to matters under U.S. law and Gornitzky & Co., Tel Aviv, Israel, with respect to matters under Israeli law.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 20-F for the year December 31, 2017 have been so incorporated in reliance on the report of Kesselman and Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference our publicly filed reports into this prospectus supplement, which means that information included in those reports is considered part of this prospectus supplement.  Information that we file with the SEC after the date of this prospectus supplement will automatically update and supersede the information contained in this prospectus supplement.

This prospectus supplement incorporates by reference the documents listed below, all of which have been previously filed with the SEC:

▪	our Annual Report on Form 20-F for the year ended December 31, 2017, filed on March 6, 2018; and

▪
our Current Reports on Form 6-K filed on January 17, 2018, January 19, 2018, January 23, 2018, February 27, 2018, March 6, 2018, March 12, 2018, March 26, 2018, April 16, 2018, April 24, 2018, May 16, 2018, May 17, 2018, May 22, 2018, June 18, 2018, July 30, 2018, August 1, 2018, August 7, 2018, August 13, 2018, October 3, 2018, October 11, 2018, October 19, 2018, October 22, 2018, November 8, 2018, November 20, 2018, December 4, 2018; December 11, 2018; and February 4, 2019.

We also incorporate by reference into this prospectus supplement and the accompanying prospectus additional documents that we may file with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this prospectus supplement until we have sold all of the securities to which this prospectus supplement relates or the offering is otherwise terminated.

The SEC maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers like us that file electronically with the SEC.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents which are not specifically incorporated by reference therein. You should direct any requests for documents to:

BioLineRx Ltd.
Modi’in Technology Park
2 HaMa’ayan Street
Modi’in 7177871, Israel
Attention: Corporate Secretary
Tel.: +972-8-642-9100
e-mail: info@BioLineRx.com

The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information which is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, relating to this offering of securities. This prospectus supplement does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus supplement that is included in the registration statement. Statements made in this prospectus supplement concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

In addition, we file reports with, and furnish information to, the SEC. As a foreign private issuer, all documents which were filed after September 24, 2010 on the SEC’s EDGAR system are available for retrieval on the SEC’s website at www.sec.gov. These SEC filings are also available to the public on the Israel Securities Authority’s Magna website at www.magna.isa.gov.il and from commercial document retrieval services. We also generally make available on our own web site (www.biolinerx.com) our quarterly and year-end financial statements as well as other information.

In addition, since our Ordinary Shares are traded on the TASE, in the past we filed Hebrew language periodic and immediate reports with, and furnished information to, the TASE and the ISA, as required under Chapter Six of the Israel Securities Law, 1968. On August 31, 2011, our shareholders approved a transition solely to U.S. reporting standards after listing the ADSs on Nasdaq, in accordance with an applicable exemption under the Israel Securities Law. Copies of our SEC filings and submissions are now submitted to the ISA and the TASE. Such copies can be retrieved electronically through the MAGNA distribution site of the ISA (www.magna.isa.gov.il) and the TASE website (maya.tase.co.il).

In connection with the offering, we expect to receive the consent of the Israel Innovation Authority (formerly, known as the Office of the Chief Scientist, or the IIA), which has provided funding in relation to our programs. As of the date of this prospectus supplement, we received approximately $22.0 million in funding from the IIA. Through the date of this prospectus supplement, we have paid the IIA an aggregate amount of approximately $7.0 million in royalties in relation to such programs.  As of the date of this prospectus supplement, our contingent obligation to the IIA is approximately $3.2 million (including accrued interest). For a description of our obligations in connection with the grants from the IIA, see “Item 3D. – Risk Factors - Risks Related to our Operations in Israel” and “Item 4.B. – Business Overview - Israeli Government Programs” in our Annual Report on Form 20-F for the year ended December 31, 2017.

We maintain a corporate website at www.biolinerx.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus supplement. We have included our website address in this prospectus supplement solely as an inactive textual reference.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Yigal Arnon & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

•
the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•	the prevailing law of the foreign state in which the judgments were rendered allows for the enforcement of judgments of Israeli courts;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•	the judgments are not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

•	the judgments were not obtained by fraud and do not conflict with any other valid judgments in the same matter between the same parties;

an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

•	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

Generally, an Israeli court will not enforce a foreign judgment if the motion for enforcement was filed more than five years after the date of its award in the United States, unless Israel and the United States have agreed otherwise on a different period, or if an Israeli court finds exceptional reasons justifying the delay.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. Under existing Israeli law, a foreign judgment payable in foreign currency may be paid in Israeli currency at the rate of exchange in force on the date of the payment. A judgment debtor may also make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

$150,000,000

AMERICAN DEPOSITARY SHARES REPRESENTING ORDINARY SHARES
ORDINARY SHARES
DEBT SECURITIES
WARRANTS TO PURCHASE AMERICAN DEPOSITARY SHARES
 UNITS

We may from time to time offer, in one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus, the following securities:

•	American Depositary Shares, or ADSs;

•	ordinary shares;

•	debt securities;

•	warrants to purchase ADSs; and

•	units consisting of two or more of the foregoing.

We refer to the ADSs, ordinary shares, debt securities, warrants and units, collectively, as the “securities” in this prospectus. We may offer, issue and sell the securities at an aggregate public offering price that will not exceed $150,000,000.

We will provide the specific terms of any securities we may offer in supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest. This prospectus may not be used to offer and sell any securities unless accompanied by a prospectus supplement describing the amount of securities being offered and terms of the offering of those securities. We may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to purchasers on a continuous or delayed basis. We reserve the sole right to accept, and, together with any underwriters, dealers and agents, reserve the right to reject, in whole or in part, any proposed purchase of securities. The names of any underwriters, dealers or agents involved in the sale of any securities, the specific manner in which they may be offered and any applicable commissions or discounts will be set forth in the prospectus supplement covering the sales of those securities.

ADSs representing our ordinary shares are quoted on The Nasdaq Capital Market, or Nasdaq, under the symbol “BLRX.” Our ordinary shares currently trade on the Tel Aviv Stock Exchange, or the TASE, under the symbol “BLRX.”

Investing in these securities involves a high degree of risk. See “Risk Factors” on page 3, as well as the “Risk Factors” incorporated by reference herein from our most recent Annual Report on Form 20-F and other reports and information that we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission, the Israel Securities Authority nor any state or other foreign securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 19, 2018

Unless the context otherwise requires, all references to “BioLineRx,” “we,” “us,” “our,” the “Company” and similar designations refer to BioLineRx Ltd. and its consolidated subsidiaries.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We are not offering to sell or solicit any security other than the ADSs, ordinary shares, debt securities, warrants to purchase ADSs and units offered by this prospectus. In addition, we are not offering to sell or solicit any securities to or from any person in any jurisdiction where it is unlawful to make this offer to or solicit an offer from a person in that jurisdiction. The information contained in this prospectus is accurate as of the date on the front of this prospectus only, regardless of the time of delivery of this prospectus or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since that date.

We have obtained the statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information and from reports we commissioned. We have not sought the consent of the sources to refer to the publicly available reports in this prospectus.

i

FORWARD-LOOKING STATEMENTS

This prospectus contains statements and information that involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms including “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would” and similar expressions intended to identify forward-looking statements, but these are not the only ways these statements are identified. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. You should not put undue reliance on any forward-looking statements. Unless we are required to do so under U.S. federal securities laws or other applicable laws, we do not intend to update or revise any forward-looking statements. Readers are encouraged to consult the Company’s filings made on Form 6-K, which are periodically filed with or furnished to the Securities Exchange Commission, or the SEC.

Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements include, but are not limited to:

•	the initiation, timing, progress and results of our preclinical studies, clinical trials and other therapeutic candidate development efforts;

•	our ability to advance our therapeutic candidates into clinical trials or to successfully complete our preclinical studies or clinical trials;

•	our receipt of regulatory approvals for our therapeutic candidates and the timing of other regulatory filings and approvals;

•	the clinical development, commercialization and market acceptance of our therapeutic candidates;

•	our ability to establish and maintain corporate collaborations;

•	our ability to integrate new therapeutic candidates and new personnel;

•	the interpretation of the properties and characteristics of our therapeutic candidates and of the results obtained with our therapeutic candidates in preclinical studies or clinical trials;

•	the implementation of our business model and strategic plans for our business and therapeutic candidates;

•
the scope of protection we are able to establish and maintain for intellectual property rights covering our therapeutic candidates and our ability to operate our business without infringing the intellectual property rights of others;

•	estimates of our expenses, future revenues, capital requirements and our needs for additional financing;

•	competitive companies, technologies and our industry; and

•	statements as to the impact of the political and security situation in Israel on our business.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus that we consider important. This summary does not contain all of the information you should consider before investing in our securities. You should read the entire prospectus and our other filings with the SEC, including those filings incorporated herein by reference, carefully, including the sections entitled “Risk Factors” and “Forward-Looking Statements.” Unless the context indicates otherwise, references in this prospectus to “NIS” are to the legal currency of Israel, and “U.S. dollars,” “USD,” “$” or “dollars” are to United States dollars.

Our Business

We are a clinical-stage biopharmaceutical development company focused on oncology and immunology. Our current development and commercialization pipeline consists of a clinical-stage therapeutic candidate − BL-8040, a novel peptide for the treatment of multiple cancer and hematological indications; a near-clinical candidate – AGI-134, a synthetic alpha-Gal glycolipid immunotherapy in near-clinical development for solid tumors; and a product that is being commercialized − BL-5010, a customized, proprietary, pen-like applicator containing a novel, acidic, aqueous solution that has been launched for sale in Europe as a medical device for the non-surgical removal of benign skin lesions. In addition, we have four (4) other therapeutic candidates in various stages of clinical and preclinical development. We generate our pipeline by systematically identifying, rigorously validating and in-licensing therapeutic candidates that we believe exhibit a relatively high probability of therapeutic and commercial success. To date, except for BL-5010, none of our therapeutic candidates have been approved for marketing or sold commercially. Our strategy includes commercializing our therapeutic candidates through licensing arrangements with biotechnology and pharmaceutical companies. We also evaluate, on a case-by-case basis, co-development and similar arrangements and the commercialization of our therapeutic candidates independently.

In December 2014, we entered into a strategic collaboration with Novartis Pharma AG, or Novartis, for the co-development of selected Israeli-sourced novel drug candidates. We are currently developing two (2) pre-clinical projects – BL-1220 and BL-1230 – in the framework of this collaboration, with the ongoing scientific support of Novartis. The companies are continually evaluating late pre-clinical and early clinical projects, with the goal of bringing additional projects into our pipeline during the next six (6) to twelve (12) months. Additionally, in January 2016, we entered into a collaboration with MSD, known as Merck in the United States and Canada, to support a Phase 2a study investigating BL-8040 in combination with pembrolizumab, MSD’s anti-PD1 cancer immunotherapy, in pancreatic cancer, and, in September 2016, we entered into a collaboration with Genentech, Inc., or Genentech, a member of the Roche Group, to support several Phase 1b/2 studies investigating BL-8040 in combination with atezolizumab, Genentech’s anti-PDL1 cancer immunotherapy, in multiple cancer indications.

Although our focus is principally on the therapeutic areas of oncology and immunology, we may also in-license therapeutic compounds outside of these areas in connection with our strategic collaboration with Novartis, as well as to a limited extent for our independent pipeline as the opportunities arise.

Our Corporate Information

Our principal executive offices are located at 2 HaMa’ayan Street, Modi’in 7177871, Israel, and our telephone number is +972 (8) 642-9100. Our website is www.biolinerx.com. Information contained in our website is not incorporated by reference into, and does not constitute part of, this prospectus.

RISK FACTORS

Investment in any securities offered pursuant to this prospectus involves substantial risks. Before acquiring securities from us, you should carefully consider the risk factors incorporated by reference from our most recent Annual Report on Form 20-F, or any updates in our Reports on Form 6-K and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in any accompanying prospectus supplement. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. Please also refer to the section entitled “Forward-Looking Statements” in this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The table below presents our consolidated ratio of earnings to fixed charges for each of the periods indicated. Where the ratio indicates coverage of less than a 1:1 ratio, we have disclosed the amount (in thousands of U.S. dollars) of the deficiency, i.e., the additional earnings required to achieve a 1:1 ratio. We computed these ratios by dividing earnings by fixed charges. For this purpose, earnings consist of earnings before income taxes and non‑controlling interests plus fixed charges. Fixed charges consist of interest expense, whether capitalized or expensed. For the year ended December 31, 2016, our total earnings (loss) were $(15.8) million and our total fixed charges were $0.9 million.

Year Ended December 31,*					Nine Months Ended September 30,
2012	2013	2014	2015	2016	2017
(20,236)	(16,301)	(10,512)	(14,401)	(15,841)	(16,995)

*Effective January 1, 2015, we changed our functional currency to the U.S. dollar from the NIS. All amounts and calculations herein for the years 2012 through 2014 have been translated at the June 30, 2015 exchange rate of NIS 3.769 to one (1) U.S. dollar.

USE OF PROCEEDS

Unless otherwise set forth in the related prospectus supplement, we intend to use the net proceeds from the sale of securities offered through this prospectus for general corporate purposes. The specific purpose of any individual issuance of securities will be described in the related prospectus supplement.

PRICE RANGE OF OUR ADSs

The ADSs have been trading on Nasdaq under the symbol “BLRX” since July 2011. The following table sets forth, for the periods indicated, the reported high and low closing sale prices of the ADSs on Nasdaq in U.S. dollars.

	U.S. $
	Price Per ADS
	High	Low
Annual:

2016	1.30	0.75
2015	2.84	1.23
2014	3.07	1.23
2013	4.75	1.58
2012	5.55	2.23

Quarterly:

Fourth Quarter 2017 (through December 26, 2017)	1.31	0.94
Third Quarter 2017	1.18	0.81
Second Quarter 2017	0.92	0.82
First Quarter 2017	1.30	0.88
Fourth Quarter 2016	1.16	0.92
Third Quarter 2016	1.28	0.75
Second Quarter 2016	1.02	0.79
First Quarter 2016	1.30	0.90
Fourth Quarter 2015	1.62	1.24
Third Quarter 2015	2.65	1.23
Second Quarter 2015	2.66	1.85
First Quarter 2015	2.84	1.71

Most Recent Six Months:

December 2017 (through December 26, 2017)	1.14	1.05
November 2017	1.14	0.94
October 2017	1.31	1.03
September 2017	1.16	1.03
August 2017	1.18	1.02
July 2017	1.07	0.81
June 2017	0.87	0.82

On December 26, 2017, the last reported sales price of the ADSs on Nasdaq was $1.11 per ADS. As of December 26, 2017, there was one shareholder of record of the ADSs. The number of record holders is not representative of the number of beneficial holders of the ADSs.

PRICE RANGE OF OUR ORDINARY SHARES

Our ordinary shares have been trading on the TASE under the symbol “BLRX” since February 2007.

The following table sets forth, for the periods indicated, the reported high and low closing sale prices of our ordinary shares on the TASE in NIS and U.S. dollars. U.S. dollar per ordinary share amounts are calculated using the U.S. dollar representative rate of exchange on the date to which the high or low market price is applicable, as reported by the Bank of Israel. All prices quoted below give effect to the 1-for-10 reverse share split of our ordinary shares, which became effective June 7, 2015.

	NIS		U.S. $
	Price Per Ordinary Share		Price Per Ordinary Share
	High	Low	High	Low
Annual:

2016	5.21	3.07	1.34	0.79
2015	10.23	4.94	2.57	1.27
2014	10.49	4.76	3.01	1.24
2013	17.99	5.90	4.89	1.62
2012	21.15	8.92	5.58	2.32

Quarterly:

Fourth Quarter 2017 (through December 26, 2017)	4.36	3.35	1.30	0.94
Third Quarter 2017	4.19	2.90	1.16	0.82
Second Quarter 2017	3.65	2.92	1.01	0.82
First Quarter 2017	4.67	3.52	1.26	0.92
Fourth Quarter 2016	4.31	3.48	1.12	0.90
Third Quarter 2016	4.60	3.07	1.22	0.80
Second Quarter 2016	3.92	3.07	1.04	0.79
First Quarter 2016	5.21	3.67	1.34	0.94
Fourth Quarter 2015	6.16	5.05	1.58	1.30
Third Quarter 2015	10.21	4.94	2.70	1.27
Second Quarter 2015	9.83	7.36	2.61	1.92
First Quarter 2015	10.23	6.70	2.57	1.72

Most Recent Six Months:

December 2017 (through December 26, 2017)	4.05	3.73	1.14	1.06
November 2017	3.93	3.35	1.12	0.95
October 2017	4.36	3.64	1.24	1.03
September 2017	4.02	3.45	1.14	0.98
August 2017	4.19	3.64	1.16	1.02
July 2017	3.70	2.90	1.04	0.82
June 2017	3.12	2.92	0.88	0.82

On December 26, 2017, the last reported sales price of our ordinary shares on the TASE was NIS 398.50 per share, or $1.14 per share (based on the exchange rate reported by the Bank of Israel for such date). On December 26, 2017, the exchange rate of the NIS to the dollar was $1.00 = NIS 3.488, as reported by the Bank of Israel. As of December 26, 2017, there were two shareholders of record of our ordinary shares. The number of record holders is not representative of the number of beneficial holders of our ordinary shares.

DESCRIPTION OF ORDINARY SHARES

The following description of our share capital is a summary of the material terms of our articles of association and Israeli corporate law regarding our ordinary shares and the holders thereof. This description contains all material information concerning our ordinary shares but does not purport to be complete.

Ordinary Shares

As of December 26, 2017, our authorized share capital consists of 250 million ordinary shares, par value NIS 0.10 per share. As of December 26, 2017, there are 104,625,297 ordinary shares issued and outstanding. All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Pursuant to Israeli securities laws, a company whose shares are traded on the TASE may not have more than one class of shares (subject to an exception that is not applicable to us), and all outstanding shares must be validly issued and fully paid. Shares and convertible securities may not be issued without the consent of the Israeli Securities Authority, or the ISA, and all outstanding shares must be registered for trading on the TASE.

Articles of Association

The following are summaries of material provisions of our articles of association and the Israeli Companies Law, as amended, or the Companies Law, insofar as they relate to the material terms of our ordinary shares.

Registration Number and Purposes of the Company

Our number with the Israeli Registrar of Companies is 513398750. Our purpose appears in our Articles of Association and includes every lawful purpose.

Transfer of Shares

Our ordinary shares that are fully paid for are issued in registered form and may be freely transferred under our Articles of Association, unless the transfer is restricted or prohibited by applicable law or the rules of a stock exchange on which the shares are traded. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our Articles of Association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of Directors

Our ordinary shares do not have cumulative voting rights in the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors (unless we qualify as an Eligible Company (as defined below) and opt to follow the exemption provided under the Amendment to the Relief Regulations (as defined below) regarding appointment of external directors and composition of the audit and compensation committees).

A recent amendment to the Companies Regulations (Relief for Companies the Shares of which are Registered for Trading Outside of Israel) – 2000, or the Amendment to the Relief Regulations, provides an exemption for companies the shares of which are listed for trading on specified exchanges outside of Israel, including the Nasdaq, provided that: (i) such company does not have a controlling shareholder and (ii) the company complies with the requirements of the foreign securities laws and stock exchange regulations applicable to companies that are incorporated under the laws of such foreign countries with regard to appointing independent directors and composition of the audit and compensation committees, or individually, an Eligible Company.

Pursuant to our Articles of Association, other than the external directors, for whom special election requirements apply under the Companies Law (unless we qualify as an Eligible Company and opt to follow the exemption provided under the Amendment to the Relief Regulations regarding appointment of external directors and composition of the audit and compensation committees), our directors are elected at a general or special meeting of our shareholders and serve on the Board of Directors until they are removed by the majority of our shareholders at a general or special meeting of our shareholders or upon the occurrence of certain events, in accordance with the Companies Law and our Articles of Association. In addition, our Articles of Association allow our Board of Directors to appoint directors (other than external directors) to fill vacancies on the Board of Directors to serve until the next general meeting or special meeting, or earlier if required by our Articles of Association or applicable law. We have held elections for each of our non-external directors at each annual meeting of our shareholders since our initial public offering in Israel. Unless we qualify as an Eligible Company and opt to follow the exemption provided under the Amendment to the Relief Regulations regarding appointment of external directors and composition of the audit and compensation committees, external directors are elected for an initial term of three (3) years and may be removed from office pursuant to the terms of the Companies Law.

Dividend and Liquidation Rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our Articles of Association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our Board of Directors.

Pursuant to the Companies Law, we may only distribute dividends from our profits accrued over the previous two (2) years or the overall balance of the profits, whichever is greater, all as defined in the Companies Law, according to our then last reviewed or audited financial reports, provided that the date of the financial reports is not more than six (6) months prior to the date of distribution, or we may distribute dividends with court approval. In each case, we are only permitted to pay a dividend if there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future.

Shareholder Meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once every calendar year that must be no later than fifteen (15) months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to as special meetings. Our Board of Directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law and our Articles of Association provide that our Board of Directors is required to convene a special meeting upon the written request of (a) any two of our directors or one quarter of our Board of Directors or (b) one or more shareholders holding, in the aggregate, either (i) 5% of our outstanding shares and 1% of our outstanding voting power or (ii) 5% of our outstanding voting power.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four (4) and forty (40) days prior to the date of the meeting. Furthermore, the Companies Law and our Articles of Association require that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

•	amendments to our Articles of Association;

•	appointment or termination of our auditors;

•	appointment of directors and appointment and dismissal of external directors;

•	approval of acts and transactions requiring general meeting approval pursuant to the Companies Law;

•	approval of our compensation policy for directors and office holders;

•	compensation of directors and/or the principal executive officer, indemnification and change of the principal executive officer;

•	increases or reductions of our authorized share capital;

•	a merger; and

•
the exercise of our Board of Director’s powers by a general meeting, if our Board of Directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

The Companies Law requires that a notice of any annual or special shareholders meeting be provided at least twenty-one (21) days prior to the meeting, and, if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, the approval of a compensation policy with respect to office holders or an approval of a merger, notice must be provided at least thirty-five (35) days prior to the meeting.

Voting Rights

Quorum Requirements

Pursuant to our Articles of Association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or by written ballot who hold or represent between them at least 25% of the total outstanding voting rights. A meeting adjourned for lack of a quorum is adjourned to the same day in the following week at the same time and place or on a later date if so specified in the summons or notice of the meeting. At the reconvened meeting, any number of our shareholders present in person or by proxy shall constitute a lawful quorum.

Vote Requirements

Our Articles of Association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by applicable law.

Israeli law provides that a shareholder of a public company may vote in a meeting and in a class meeting by means of a written ballot in which the shareholder indicates how he or she votes on resolutions relating to the following matters:

•	an appointment or removal of directors;

•	an approval of transactions with office holders or interested or related parties;

•	an approval of certain officer’s actions with regards to the officer’s fiduciary duties pursuant to section 254 to the Companies Law;

•
an approval of a merger or any other matter in respect of which there is a provision in the articles of association providing that decisions of the general meeting may also be passed by written ballot;

•
authorizing the chairman of the board of directors or his relative to act as the company’s chief executive officer or act with such authority; or authorize the company’s chief executive officer or his relative to act as the chairman of the board of directors or act with such authority; and

•	other matters that may be prescribed by Israel’s Minister of Justice.

The provision allowing the vote by written ballot does not apply where the voting power of the controlling shareholder is sufficient to determine the vote. Our Articles of Association provides that our Board of Directors may prevent voting by means of a written ballot, and this determination is required to be stated in the notice convening the general meeting.

In 2015, the ISA launched an electronic voting system, and, as of this date, shareholders may vote in a meeting or in a class meeting by using this electronic voting system (in addition to other existing methods of voting).

The Companies Law provides that a shareholder, in exercising his or her rights and performing his or her obligations toward the company and its other shareholders, must act in good faith and in a customary manner, and avoid abusing his or her power. This is required when voting at general meetings on matters such as changes to the articles of association, increasing the company’s registered capital, mergers, approval of related party transactions and approval of certain officer’s actions with regards to the officer’s fiduciary duties pursuant to section 254 to the Companies Law. A shareholder also has a general duty to refrain from depriving any other shareholder of its rights as a shareholder. In addition, any controlling shareholder, any shareholder who knows that its vote can determine the outcome of a shareholder vote and any shareholder who, under the company’s articles of association, can appoint or prevent the appointment of an office holder is required to act with fairness towards the company. The Companies Law does not describe the substance of this duty except to state that the remedies generally available upon a breach of contract will also apply to a breach of the duty to act with fairness, and, to the best of our knowledge, there is no binding case law that addresses this subject directly.

Resolutions

Unless otherwise stated under the Companies Law or provided in a company’s articles of association, a resolution at a shareholders meeting requires approval by a simple majority of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the resolution. As mentioned above, since 2015, voting has also been possible by using the ISA electronic voting system. A resolution for the voluntary winding up of the company requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by written ballot and voting on the resolution.

Access to Corporate Records

Under the Companies Law, all shareholders of a company generally have the right to review minutes of the company’s general meetings, its shareholders register and principal shareholders register, articles of association and financial statements. Any of our shareholders may request access to review any document in our possession that relates to any action or transaction with a related party, interested party or office holder that requires shareholder approval under the Companies Law. We may deny a request to review a document if we determine that the request was not made in good faith, that the document contains a commercial secret or a patent or that the document’s disclosure may otherwise prejudice our interests.

Modification of Class Rights

The rights attached to any class of shares, such as voting, liquidation and dividend rights, may be amended by unanimous written consent of the holders of the issued shares of that class or by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting.

Acquisitions under Israeli Law

Full Tender Offer

A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. A person wishing to acquire shares of a public Israeli company and who would as a result hold over 90% of the issued and outstanding share capital of a certain class of shares is required to make a tender offer to all of the shareholders who hold shares of the same class for the purchase of all of the issued and outstanding shares of the same class. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company or of the applicable class, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law (provided that a majority of the offerees that do not have a personal interest in such tender offer shall have approved the tender offer, except that if the total votes to reject the tender offer represent less than 2% of the company’s issued and outstanding share capital, in the aggregate, approval by a majority of the offerees that do not have a personal interest in such tender offer is not required to complete the tender offer). However, a shareholder that had its shares so transferred may petition the court within six (6) months from the date of acceptance of the full tender offer, whether or not such shareholder agreed to the tender, to determine whether the tender offer was for less than fair value and whether the fair value should be paid as determined by the court unless the acquirer stipulated in the tender offer that a shareholder that accepts the offer may not seek appraisal rights. If the shareholders who did not accept the tender offer hold 5% or more of the issued and outstanding share capital of the company or of the applicable class, the acquirer may not acquire shares of the company that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class from shareholders who accepted the tender offer.

Special Tender Offer

The Companies Law provides that an acquisition of shares of a public Israeli company must be made by means of a special tender offer if as a result of the acquisition the purchaser would become a holder of 25% or more of the voting rights in the company, unless one of the exemptions in the Companies Law is met. This rule does not apply if there is already another holder of at least 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if as a result of the acquisition the purchaser would become a holder of 45% or more of the voting rights in the company, if there is no other shareholder of the company who holds 45% or more of the voting rights in the company, unless one of the exemptions in the Companies Law is met.

A special tender offer must be extended to all shareholders of a company, but the offeror is not required to purchase shares representing more than 5% of the voting power attached to the company’s outstanding shares, regardless of how many shares are tendered by shareholders. A special tender offer may be consummated only if (i) at least 5% of the voting power attached to the company’s outstanding shares will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

If a special tender offer is accepted, then the purchaser or any person or entity controlling it or under common control with the purchaser or such controlling person or entity may not make a subsequent tender offer for the purchase of shares of the target company and may not enter into a merger with the target company for a period of one (1) year from the date of the offer, unless the purchaser or such person or entity undertook to effect such an offer or merger in the initial special tender offer.

Merger

               The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, a majority of each party’s shares voted on the proposed merger at a shareholders’ meeting called with at least thirty-five (35) days’ prior notice

For purposes of the shareholder vote, unless a court rules otherwise, the merger will not be deemed approved if a majority of the shares represented at the shareholders meeting that are held by parties other than the other party to the merger, or by any person who holds 25% or more of the outstanding shares or the right to appoint 25% or more of the directors of the other party, vote against the merger. If the transaction would have been approved but for the separate approval of each class or the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value of the parties to the merger and the consideration offered to the shareholders.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of any of the parties to the merger and may further give instructions to secure the rights of creditors.

In addition, a merger may not be completed unless at least fifty (50) days have passed from the date that a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and thirty (30) days have passed from the date the merger was approved by the shareholders of each party.

Anti-Takeover Measures under Israeli Law

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights, distributions or other matters and shares having preemptive rights. As of the date of this prospectus, we do not have any authorized or issued shares other than our ordinary shares. In the future, if we do create and issue a class of shares other than ordinary shares, such class of shares, depending on the specific rights that may be attached to them, may delay or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization of a new class of shares will require an amendment to our Articles of Association, which requires the prior approval of the holders of a majority of our shares at a general meeting. In addition, the rules and regulations of the TASE also limit the terms permitted with respect to a new class of shares and prohibit any such new class of shares from having voting rights. Shareholders voting in such meeting will be subject to the restrictions provided in the Companies Law as described above in “—Voting Rights.”

Borrowing Powers

Pursuant to the Companies Law and our Articles of Association, our Board of Directors may exercise all powers and take all actions that are not required under law or under our Articles of Association to be exercised or taken by our shareholders, including the power to borrow money for corporate purposes.

Changes in Capital

Our Articles of Association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general or special meeting by voting on such change in the capital. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings and profits and an issuance of shares for less than their nominal value, require a resolution of our Board of Directors and court approval. In July 2017, at the annual general meeting, our shareholders approved an increase to our share capital from NIS 15,000,000 divided into 150,000,000 ordinary shares of a nominal value of NIS 0.10 each to NIS 25,000,000 divided into 250,000,000 ordinary shares of nominal value NIS 0.10 and a corresponding amendment to our Articles of Association.

Transfer Agent and Registrar

The transfer agent and registrar for our ordinary shares in Israel is Mizrahi Tefahot Hevra Lerishumim Ltd. The Depositary and Registrar for the ADSs is The Bank of New York Mellon.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

The ADSs trade on Nasdaq.

The Bank of New York Mellon, as Depositary, will register and deliver American Depositary Shares, also referred to as ADSs. Each ADS will represent one (1) ordinary share (or a right to receive one (1) share) deposited with the principal Tel Aviv office of either of Bank Hapoalim B.M. or Bank Leumi Le-Israel, as Custodian for the Depositary. Each ADS will also represent any other securities, cash or other property which may be held by the Depositary. The Depositary’s office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The Bank of New York Mellon’s principal executive office is located at 225 Liberty Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, also referred to as an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name or (ii) by having ADSs registered in your name in the Direct Registration System, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

The Direct Registration System, also referred to as DRS, is a system administered by The Depository Trust Company, also referred to as DTC, under which the Depositary may register the ownership of uncertificated ADSs, which ownership is confirmed by statements sent by the Depositary to the registered holders of uncertificated ADSs.

The form of the deposit agreement and the form of ADR have been incorporated by reference as exhibits to this registration statement on Form F-3. A copy of the deposit agreement is available for inspection at the Depositary’s office.

As an ADS holder, we will not treat you as one of our shareholders, and you will not have shareholder rights. Israeli law governs shareholder rights. The Depositary will be the holder of the ordinary shares underlying your ADSs. The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR.

Dividends, Other Distributions and Rights

Amounts distributed to ADS holders will be reduced by any taxes or other governmental charges required to be withheld by the Custodian or the Depositary. If the Depositary determines that any distribution in cash or property is subject to any tax or governmental charges that the Depositary or the Custodian is obligated to withhold, the Depositary may use the cash or sell or otherwise dispose of all or a portion of that property to pay the taxes or governmental charges. The Depositary will then distribute the balance of the cash and/or property to the ADS holders entitled to the distribution after deducting its fees and expenses, in proportion to their holdings.

Cash dividends and cash distributions

The Depositary will convert into dollars all cash dividends and other cash distributions that it or the Custodian receives in a foreign currency. The Depositary will distribute to the ADS holders the amount it receives, after deducting any currency conversion expenses. If the Depositary determines that any foreign currency it receives cannot be converted and transferred on a reasonable basis, it may distribute the foreign currency (or an appropriate document evidencing the right to receive the currency) or hold that foreign currency uninvested, without liability for interest, for the accounts of the ADS holders entitled to receive it.

Distributions of ordinary shares

If we distribute ordinary shares as a dividend or free distribution, the Depositary may distribute to ADS holders new ADSs representing the ordinary shares. The Depositary will distribute only whole ADSs. It will sell the ordinary shares that would have required it to use fractional ADSs and then distribute the proceeds in the same way it distributes cash. If the Depositary deposits the ordinary shares but does not distribute additional ADSs, the existing ADSs will also represent the new ordinary shares.

Other distributions

If the Depositary or the Custodian receives a distribution of anything other than cash or shares, the Depositary will, after consultation with us to the extent practicable, distribute the property or securities to the ADS holder, in proportion to such holder’s holdings. If, however, the Depositary determines that it cannot distribute the property or securities in this manner or that it is not feasible to do so, then it may distribute the property or securities by any means it thinks is equitable and practical, or it may sell the property or securities and distribute the net proceeds of the sale to the ADS holders.

Rights to subscribe for additional ordinary shares and other rights

If we offer our holders of ordinary shares any rights to subscribe for additional ordinary shares or any other rights, the Depositary may:

•	make the rights available to all or certain holders of ADSs, by means of warrants or otherwise, if lawful and practically feasible; or

•	attempt to sell those rights or warrants or other instruments.

In the case of a sale, the Depositary will allocate the net proceeds of the sales to the account of the ADS holders entitled to the rights. The allocation will be made on an averaged or other practicable basis without regard to any distinctions among holders.

If registration under the Securities Act is required in order to offer or sell to the ADS holders the securities represented by any rights, the Depositary will not make the rights available to ADS holders unless a registration statement is in effect or such securities are exempt from registration. We do not, however, have any obligation to file a registration statement or to have a registration statement declared effective. If the Depositary does not make rights available to ADS holders and cannot dispose of the rights and make the net proceeds available to ADS holders, then it will allow the rights to lapse, and the ADS holders will not receive any value for them.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The Depositary will deliver ADSs if you or your broker deposits shares or evidence of rights to receive shares with the Custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the Depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the Depositary will deliver the shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the Custodian. Or, at your request, risk and expense, the Depositary will deliver the deposited securities at its office, if feasible.

Requirements for Depositary Actions

Before the Depositary will deliver or register a transfer of ADSs, make a distribution on ADSs or permit withdrawal of shares, the Depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any shares or other deposited securities; and

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the Depositary for the purpose of exchanging your ADR for uncertificated ADSs. The Depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the Depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the Depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting of the underlying shares

ADS holders may instruct the Depositary how to vote the number of deposited shares their ADSs represent. Otherwise, you will not be able to exercise your right to vote unless you withdraw the shares from the Depositary. However, you may not know about the meeting enough in advance to withdraw the shares.

The Depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the Depositary how to vote. For instructions to be valid, they much reach the Depositary by a date set by the Depositary.

The Depositary will try, as far as practical, subject to the laws of Israel and of our articles of association or similar documents, to vote or to have its agents vote the shares or other deposited securities as instructed by ADS holders. The Depositary will only vote or attempt to vote as instructed or as described in the following sentence. If we asked the Depositary to solicit your instructions but the Depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs. The Depositary will give a discretionary proxy in those circumstances to vote on all questions to be voted upon unless we notify the Depositary that:

•	we do not wish to receive a discretionary proxy;

•	there is substantial shareholder opposition to the particular question; or

•	the particular question would have an adverse impact on our shareholders.

We are required to notify the Depositary if one of the conditions specified above exists.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the Depositary to vote your shares. In addition, the Depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to deposited securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least forty-five (45) days in advance of the meeting date.

Changes affecting deposited securities

If there is any change in nominal value or any split‑up, consolidation, cancellation or other reclassification of deposited securities, or any recapitalization, reorganization, business combination or consolidation or sale of assets involving us, then any securities that the Depositary receives in respect of deposited securities will become new deposited securities. Each ADS will automatically represent its share of the new deposited securities, unless the Depositary delivers new ADSs as described in the following sentence. The Depositary may distribute new ADSs or ask ADS holders to surrender their outstanding ADSs in exchange for new ADSs describing the new deposited securities.

Amendment of the deposit agreement

The Depositary and we may agree to amend the form of the ADSs and the deposit agreement at any time, without the consent of the ADS holders. If the amendment adds or increases any fees or charges (other than taxes or other governmental charges) or prejudices an important right of ADS holders, it will not take effect as to outstanding ADSs until thirty (30) days after the Depositary has sent the ADS holders a notice of the amendment. At the expiration of that thirty (30) day period, each ADS holder will be considered by continuing to hold its ADSs to agree to the amendment and to be bound by the deposit agreement as so amended. Neither we nor the Depositary may amend the deposit agreement or the form of ADSs to impair the ADS holder’s right to surrender its ADSs and receive the ordinary shares and any other property represented by the ADSs, except to comply with mandatory provisions of applicable law.

Termination of the deposit agreement

The Depositary will terminate the deposit agreement if we ask it to do so and will notify the ADS holders at least thirty (30) days before the date of termination. The Depositary may also terminate the deposit agreement if it resigns and a successor depositary has not been appointed by us and accepted its appointment within sixty (60) days after the Depositary has given us notice of its resignation. After termination of the deposit agreement, the Depositary will no longer register transfers of ADSs, distribute dividends to the ADS holders, accept deposits of ordinary shares, give any notices or perform any other acts under the deposit agreement whatsoever, except that the Depositary will continue to:

•	collect dividends and other distributions pertaining to deposited securities;

•	sell rights as described under the heading “Dividends, other distributions and rights — Rights to subscribe for additional ordinary shares and other rights” above; and

•
deliver deposited securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in exchange for surrendered ADSs.

Four (4) months after termination, the Depositary may sell the deposited securities and hold the proceeds of the sale, together with any other cash then held by it, for the pro rata benefit of ADS holders that have not surrendered their ADSs. The Depositary will not have liability for interest on the sale proceeds or any cash it holds.

Charges of Depositary

We will pay the fees, reasonable expenses and out-of-pocket charges of the Depositary and those of any registrar only in accordance with agreements in writing entered into between us and the Depositary from time to time. The following charges shall be incurred by any party depositing or withdrawing ordinary shares or by any party surrendering ADSs or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or deposited ordinary shares or a distribution of ADSs pursuant to the terms of the deposit agreement):

•	taxes and other governmental charges;

•	any applicable transfer or registration fees;

•	certain cable and facsimile transmission charges as provided in the deposit agreement;

•	any expenses incurred in the conversion of foreign currency;

•	a fee of $5.00 or less per 100 ADSs (or a portion thereof) for the execution and delivery of ADSs and the surrender of ADSs, including if the deposit agreement terminates;

•	a fee of $.05 or less per ADS (or portion thereof) for any cash distribution made pursuant to the deposit agreement;

•	a fee for the distribution of securities pursuant to the deposit agreement;

•	in addition to any fee charged under clause 6, a fee of $.05 or less per ADS (or portion thereof) per annum for Depositary services;

•	a fee for the distribution of proceeds of rights that the Depositary sells pursuant to the deposit agreement; and

•	any other charges payable by the Depositary, any of the Depositary’s agents, or the agents of the Depositary’s agents in connection with the servicing of shares or other deposited securities.

The Depositary may own and deal in our securities and in ADSs.

The Depositary collects its fees for delivery and surrender of ADSs directly from investors depositing shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The Depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The Depositary may collect its annual fee for Depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The Depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The Depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the Depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the Depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the Depositary may use brokers, dealers, foreign currency dealers or other service providers that are owned by or affiliated with the Depositary and that may earn or share fees, spreads or commissions.

The Depositary may convert currency itself or through any of its affiliates and, in those cases, acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account. The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the Depositary or its affiliate receives when buying or selling foreign currency for its own account. The Depositary makes no representation that the exchange rate used or obtained in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the Depositary’s obligations under the deposit agreement. The methodology used to determine exchange rates used in currency conversions is available upon request.

Liability of Holders for Taxes, Duties or Other Charges

Any tax or other governmental charge with respect to ADSs or any deposited ordinary shares represented by any ADSs shall be payable by the holder of such ADSs to the Depositary. The Depositary may refuse to effect transfer of such ADSs or any withdrawal of deposited ordinary shares represented by such ADSs until such payment is made, and may withhold any dividends or other distributions or may sell for the account of the holder any part or all of the deposited ordinary shares represented by such ADSs and may apply such dividends or distributions or the proceeds of any such sale in payment of any such tax or other governmental charge and the holder of such ADSs shall remain liable for any deficiency.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the Depositary. It also limits our liability and the liability of the Depositary. We and the Depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•
are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercise discretion permitted under the deposit agreement;

•
are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the Depositary agree to indemnify each other under certain circumstances.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities in one or more series. The specific terms of each series of debt securities will be described in the applicable prospectus supplement relating to that series. The prospectus supplement may or may not modify the general terms found in this prospectus and will be filed with the SEC. For a complete description of the terms of a particular series of debt securities, you should read both this prospectus and the prospectus supplement relating to that particular series.

As required by federal law for all bonds and notes of companies that are publicly offered, the debt securities are governed by a document called an “indenture.” An indenture is a contract between us and a financial institution, acting as trustee on your behalf, and is subject to and governed by the Trust Indenture Act of 1939, as amended. We have entered into an indenture between us and The Bank of New York Mellon, to act as trustee, pursuant to which we may issue multiple series of debt securities from time to time. The trustee has two main roles. First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, described in the second paragraph under “Events of Default — Remedies if an Event of Default Occurs.” Second, the trustee performs certain administrative duties for us.

Because this section is a summary, it does not describe every aspect of the debt securities and the indenture. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. A copy of the indenture is attached as an exhibit to the registration statement of which this prospectus is a part. We will file a supplemental indenture with the SEC prior to the commencement of any debt offering, at which time the supplemental indenture would be publicly available.

The prospectus supplement, which will accompany this prospectus, will describe the particular series of debt securities being offered by including:

•	the designation or title of the series of debt securities;

•	the total principal amount of the series of debt securities;

•	the percentage of the principal amount at which the series of debt securities will be offered;

•	the date or dates on which principal will be payable;

•	the rate or rates (which may be either fixed or variable) and/or the method of determining such rate or rates of interest, if any;

•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;

•	whether any interest may be paid by issuing additional securities of the same series in lieu of cash (and the terms upon which any such interest may be paid by issuing additional securities);

•	the terms for redemption, extension or early repayment, if any;

•	the currencies in which the series of debt securities are issued and payable;

•
whether the amount of payments of principal, premium or interest, if any, on a series of debt securities will be determined with reference to an index, formula or other method (which could be based on one or more currencies, commodities, equity indices or other indices) and how these amounts will be determined;

•	the place or places, if any, other than or in addition to the Borough of Manhattan in the City of New York, of payment, transfer, conversion and/or exchange of the debt securities;

•	the denominations in which the offered debt securities will be issued (if other than $1,000 and any integral multiple thereof for registered securities);

•	the provision for any sinking fund;

•	any restrictive covenants;

•	any Events of Default (as defined below);

•	whether the series of debt securities are issuable in certificated form;

•	any provisions for defeasance or covenant defeasance;

•
any provisions regarding any future changes or modifications of the terms of the series of debt securities in light of the requirements under applicable law for effecting such changes or modifications;

•	any special Israeli and/or U.S. federal income tax implications, including, if applicable, Israeli and/or U.S. federal income tax considerations relating to original issue discount;

•
whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of this option);

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;

•	whether the debt securities are subject to subordination and the terms of such subordination;

•	whether the debt securities are secured or unsecured and the terms of any security interests;

•	the listing, if any, on a securities exchange; and

•	any other terms.

General

The indenture provides that any debt securities proposed to be sold under this prospectus and the accompanying prospectus supplement, or the offered debt securities, may be issued under the indenture in one or more series.

For purposes of this prospectus, any reference to the payment of principal of or premium or interest, if any, on debt securities will include additional amounts if required by the terms of the debt securities.

The indenture does not limit the amount of debt securities that may be issued thereunder from time to time. Debt securities issued under the indenture, when a single trustee is acting for all debt securities issued under the indenture, are called the “indenture securities.” The indenture also provides that there may be more than one trustee thereunder, each with respect to one or more different series of indenture securities. See “Resignation of Trustee” below. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “indenture securities” means the one or more series of debt securities with respect to which each respective trustee is acting. In the event that there is more than one trustee under the indenture, the powers and trust obligations of each trustee described in this prospectus will extend only to the one or more series of indenture securities for which it is trustee. If two or more trustees are acting under the indenture, then the indenture securities for which each trustee is acting would be treated as if issued under separate indentures.

The indenture does not contain any provisions that give you protection in the event we issue a large amount of debt or we are acquired by another entity.

We refer you to the particular prospectus supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or our covenants that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

We have the ability to issue indenture securities with terms different from those of indenture securities previously issued and, without the consent of the holders thereof, to reopen a previous issue of a series of indenture securities and issue additional indenture securities of that series unless the reopening was restricted when that series was created.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the applicable prospectus supplement will explain the terms and conditions of the conversion or exchange, including the conversion price or exchange ratio (or the calculation method), the conversion or exchange period (or how the period will be determined), if conversion or exchange will be mandatory or at the option of the holder or us, provisions for adjusting the conversion price or the exchange ratio and provisions affecting conversion or exchange in the event of the redemption of the underlying debt securities. These terms may also include provisions under which the number or amount of other securities to be received by the holders of the debt securities upon conversion or exchange would be calculated according to the market price of the other securities as of a time stated in the applicable prospectus supplement.

Issuance of Securities in Registered Form

We may issue the debt securities in registered form, in which case we may issue them either in book-entry form only or in “certificated” form. Debt securities issued in book-entry form will be represented by global securities. We expect that we will usually issue debt securities in book-entry only form represented by global securities.

Book-Entry Holders

We will issue registered debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means debt securities will be represented by one or more global securities registered in the name of a depositary that will hold them on behalf of financial institutions that participate in the depositary’s book- entry system. These participating institutions, in turn, hold beneficial interests in the debt securities held by the depositary or its nominee. These institutions may hold these interests on behalf of themselves or customers.

Under the indenture, only the person in whose name a debt security is registered is recognized as the holder of that debt security. Consequently, for debt securities issued in book-entry form, we will recognize only the depositary as the holder of the debt securities and we will make all payments on the debt securities to the depositary. The depositary will then pass along the payments it receives to its participants, which in turn will pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, investors will not own debt securities directly. Instead, they will own beneficial interests in a global security through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the debt securities are represented by one or more global securities, investors will be indirect holders, and not holders, of the debt securities.

Street Name Holders

In the future, we may issue debt securities in certificated form or terminate a global security. In these cases, investors may choose to hold their debt securities in their own names or in “street name.” Debt securities held in street name are registered in the name of a bank, broker or other financial institution chosen by the investor, and the investor would hold a beneficial interest in those debt securities through the account he or she maintains at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and we will make all payments on those debt securities to them. These institutions will pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold debt securities in street name will be indirect holders, and not holders, of the debt securities.

Legal Holders

Our obligations, as well as the obligations of the applicable trustee and those of any third parties employed by us or the applicable trustee, run only to the legal holders of the debt securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a debt security or has no choice because we are issuing the debt securities only in book-entry form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of an indenture), we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders

If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, we urge you to check with that institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future for a particular series of debt securities;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

As noted above, we usually will issue debt securities as registered securities in book-entry form only. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, DTC will be the depositary for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “Special Situations when a Global Security will be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that has an account with the depositary. Thus, an investor whose security is represented by a global security will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities

As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. The depositary that holds the global security will be considered the holder of the debt securities represented by the global security.

If debt securities are issued only in the form of a global security, an investor should be aware of the following:

•
An investor cannot cause the debt securities to be registered in his or her name and cannot obtain certificates for his or her interest in the debt securities, except in the special situations we describe below.

•
An investor will be an indirect holder and must look to his or her own bank or broker for payments on the debt securities and protection of his or her legal rights relating to the debt securities, as we describe under “Issuance of Securities in Registered Form” above.

•	An investor may not be able to sell interests in the debt securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form.

•
An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•
The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. We and the trustee have no responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way.

•	If we redeem less than all the debt securities of a particular series being redeemed, DTC’s practice is to determine by lot the amount to be redeemed from each of its participants holding that series.

•
An investor is required to give notice of the exercise of any option to elect repayment of its debt securities, through its participant, to the applicable trustee and to deliver the related debt securities by causing its participant to transfer its interest in those debt securities, on DTC’s records, to the applicable trustee.

•
DTC requires that those who purchase and sell interests in a global security deposited in its book‑entry system use immediately available funds. Your broker or bank may also require you to use immediately available funds when purchasing or selling interests in a global security.

•
Financial institutions that participate in the depositary’s book‑entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt securities. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations when a Global Security will be Terminated

In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non‑book‑entry form (certificated securities). After that exchange, the choice of whether to hold the certificated debt securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names so that they will be holders. We have described the rights of legal holders and street name investors under “Issuance of Securities in Registered Form” above.

The applicable prospectus supplement may list situations for terminating a global security that would apply only to the particular series of debt securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not we or the applicable trustee, is responsible for deciding the names of the institutions in whose names the debt securities represented by the global security will be registered and, therefore, who will be the holders of those debt securities.

Payment and Paying Agents

We will pay interest (either in cash or by delivery of additional indenture securities, as applicable) to the person listed in the applicable trustee’s records as the owner of the debt security at the close of business on a particular day in advance of each due date for interest, even if that person no longer owns the debt security on the interest due date. That day, usually about two (2) weeks in advance of the interest due date, is called the “record date.” Because we will pay all the interest for an interest period to the holders on the record date, holders buying and selling debt securities must work out between themselves the appropriate purchase price. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller based on their respective ownership periods within the particular interest period. This prorated interest amount is called “accrued interest.”

Payments on Global Securities

We will make payments on a global security in accordance with the applicable policies of the depositary as in effect from time to time. Under those policies, we will make payments directly to the depositary, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depositary and its participants, as described under
 “—Special Considerations for Global Securities.”

Payments on Certificated Securities

We will make payments on a certificated debt security as follows. We will pay interest that is due on an interest payment date by check mailed (or additional securities issued) on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all payments of principal and premium, if any, by check at the office of the applicable trustee in New York, New York, and/or at other offices that may be specified in the prospectus supplement or in a notice to holders against surrender of the debt security.

Alternatively, if the holder asks us to do so, we will pay any cash amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in the United States, on the due date.

Payment When Offices Are Closed

If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next day that is a business day. Payments made on the next business day in this situation will be treated under the indenture as if they were made on the original due date, except as otherwise indicated in the attached prospectus supplement. Such payment will not result in a default under any debt security or the indenture, and no interest will accrue on the payment amount from the original due date to the next day that is a business day.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

Events of Default

You will have rights if an Event of Default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

The term “Event of Default” in respect of the debt securities of your series means any of the following:

•	We do not pay interest on a debt security of the series within thirty (30) days of its due date.

•	We do not pay the principal of, or any premium on, a debt security of the series on its due date.

•	We do not deposit any sinking fund payment in respect of debt securities of the series within two (2) business days of its due date.

•
We remain in breach of a covenant in respect of debt securities of the series for sixty (60) days after we receive a written notice of default stating we are in breach. The notice must be sent by either the trustee or holders of at least 25% of the principal amount of debt securities of the series.

•	We file for bankruptcy or certain other events of bankruptcy, insolvency or reorganization occur.

•	Any other Event of Default in respect of debt securities of the series described in the applicable prospectus supplement occurs.

An Event of Default for a particular series of debt securities does not necessarily constitute an Event of Default for any other series of debt securities issued under the same or any other indenture. The trustee may withhold notice to the holders of debt securities of any default, except in the payment of principal, premium or interest, if it in good faith considers the withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs

If an Event of Default has occurred and has not been cured, the trustee or the holders of at least 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of a majority in principal amount of the debt securities of the affected series if (1) we have deposited with the trustee all amounts due and owing with respect to the securities, and (2) no other Events of Default are continuing.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability (called an “indemnity”). If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before you are allowed to bypass your trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	You must give your trustee written notice that an Event of Default has occurred and remains uncured.

•
The holders of at least 25% in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action.

•	The trustee must not have taken action for sixty (60) days after receipt of the above notice and offer of indemnity.

•	The holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during that sixty (60) day period.

However, you are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than:

•	the payment of principal, any premium or interest; or

•	in respect of a covenant that cannot be modified or amended without the consent of each holder.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of maturity.

Each year, we will furnish to each trustee a written statement of certain of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities or else specifying any default.

Merger or Consolidation

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•	Where we merge out of existence or sell our assets, the resulting entity must agree to be legally responsible for our obligations under the debt securities.

•
The merger or sale of assets must not cause a default on the debt securities and we must not already be in default (unless the merger or sale would cure the default). For purposes of this no‑default test, a default would include an Event of Default that has occurred and has not been cured, as described under “Events of Default” above. A default for this purpose would also include any event that would be an Event of Default if the requirements for giving us a notice of default or our default having to exist for a specific period of time were disregarded.

•	We must deliver certain certificates and documents to the trustee.

•	We must satisfy any other requirements specified in the prospectus supplement relating to a particular series of debt securities.

Modification or Waiver

There are three types of changes we can make to the indenture and the debt securities issued thereunder.

Changes Requiring Your Approval

First, there are changes that we cannot make to your debt securities without your specific approval. The following is a list of those types of changes:

•	change the stated maturity of the principal of, or interest on, a debt security;

•	reduce any amounts due on a debt security;

•	reduce the amount of principal payable upon acceleration of the maturity of a security following a default;

•	adversely affect any right of repayment at the holder’s option;

•	change the place (except as otherwise described in the prospectus or prospectus supplement) or currency of payment on a debt security;

•	impair your right to sue for payment;

•	adversely affect any right to convert or exchange a debt security in accordance with its terms;

•	modify the subordination provisions in the indenture in a manner that is adverse to holders of the debt securities;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults;

•
modify any other aspect of the provisions of the indenture dealing with supplemental indentures, modification and waiver of past defaults, changes to the quorum or voting requirements or the waiver of certain covenants; and

•	change any obligation we have to pay additional amounts.

Changes Not Requiring Approval

The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. We also do not need any approval to make any change that affects only debt securities to be issued under the indenture after the change takes effect.

Changes Requiring Majority Approval

Any other change to the indenture and the debt securities would require the following approval:

•	If the change affects only one series of debt securities, it must be approved by the holders of a majority in principal amount of that series.

•
If the change affects more than one series of debt securities issued under the same indenture, it must be approved by the holders of a majority in principal amount of all of the series affected by the change, with all affected series voting together as one class for this purpose.

In each case, the required approval must be given by written consent.

The holders of a majority in principal amount of all of the series of debt securities issued under an indenture, voting together as one class for this purpose, may waive our compliance with some of our covenants in that indenture. However, we cannot obtain a waiver of a payment default or of any of the matters covered by the bullet points included above under “—Changes Requiring Your Approval.”

Changes Requiring the Israeli Court Approval

Under the Companies Law, any compromise or arrangement between a company and its shareholders or its debenture holders regarding a substantial change in the repayment terms of the debentures, which includes a payment reduction or postponement of repayment, including the arrangement or compromise under which the debentures will be repaid, in whole or in part, by issuance of other securities to the debenture holders, is regarded as a “Debt Arrangement.” Debt Arrangements are subject to a special procedure specified under the Companies Law and are subject to, among other things, the approval of a competent Israeli court, and to the appointment of an expert on behalf of the court, for examination of the proposed debt settlement.

Further Details Concerning Voting

When taking a vote, we will use the following rules to decide how much principal to attribute to a debt security:

•
For original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of these debt securities were accelerated to that date because of a default.

•
For debt securities whose principal amount is not known (for example, because it is based on an index), we will use the principal face amount at original issuance or a special rule for that debt security described in the prospectus supplement.

•	For debt securities denominated in one (1) or more foreign currencies, we will use the dollar equivalent.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption or if we, any other obligor, or any affiliate of us or any obligor own such debt securities. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance — Full Defeasance.”

We will generally be entitled to set any day as a record date for the purpose of determining the holders of outstanding indenture securities that are entitled to vote or take other action under the indenture. However, the record date may not be more than thirty (30) days before the date of the first solicitation of holders to vote on or take such action. If we set a record date for a vote or other action to be taken by holders of one (1) or more series, that vote or action may be taken only by persons who are holders of outstanding indenture securities of those series on the record date and must be taken within eleven (11) months following the record date.

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Defeasance

The following provisions will be applicable to each series of debt securities unless we state in the applicable prospectus supplement that the provisions of covenant defeasance and full defeasance will not be applicable to that series.

Covenant Defeasance

Under current U.S. federal tax law and the indenture, we can make the deposit described below and be released from some of the restrictive covenants in the indenture under which the particular series was issued. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and government securities set aside in trust to repay your debt securities. If applicable, you also would be released from the subordination provisions described under “Indenture Provisions — Subordination” below. In order to achieve covenant defeasance, we must do the following:

•
If the debt securities of the particular series are denominated in dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates and any mandatory sinking fund payments or analogous payments.

•
We must deliver to the trustee a legal opinion of our counsel confirming that, under current U.S. federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

•
We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the Investment Company Act of 1940, as amended, or the 1940 Act, and a legal opinion and officers’ certificate stating that all conditions precedent to covenant defeasance have been complied with.

•	Defeasance must not result in a breach of the indenture or any of our other material agreements.

•	Satisfy the conditions for covenant defeasance contained in any supplemental indentures.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred (such as our bankruptcy) and the debt securities became immediately due and payable, there might be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Full Defeasance

If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities of a particular series (called “full defeasance”) if we put in place the following other arrangements for you to be repaid:

•
If the debt securities of the particular series are denominated in dollars, we must deposit in trust for the benefit of all holders of such debt securities a combination of money and U.S. government or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates and any mandatory sinking fund payments or analogous payments.

•
We must deliver to the trustee a legal opinion confirming that there has been a change in current U.S. federal tax law or an IRS ruling that allows us to make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current U.S. federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds were deposited in trust in exchange for your debt securities and you would recognize gain or loss on the debt securities at the time of the deposit.

•
We must deliver to the trustee a legal opinion of our counsel stating that the above deposit does not require registration by us under the 1940 Act and a legal opinion and officers’ certificate stating that all conditions precedent to defeasance have been complied with.

•	Defeasance must not result in a breach of the indenture or any of our other material agreements.

•	Satisfy the conditions for covenant defeasance contained in any supplemental indentures.

If we ever did accomplish full defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever became bankrupt or insolvent. If applicable, you would also be released from the subordination provisions described later under “Indenture Provisions — Subordination.”

Form, Exchange and Transfer of Certificated Registered Securities

If registered debt securities cease to be issued in book-entry form, they will be issued:

•	only in fully registered certificated form;

•	without interest coupons; and

•	unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are multiples of $1,000.

Holders may exchange their certificated securities for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed and as long as the denomination is greater than the minimum denomination for such securities.

Holders may exchange or transfer their certificated securities at the office of their trustee. We have appointed the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities. We may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their certificated securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for your debt security, they will be named in your prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any certificated securities of a particular series are redeemable and we redeem less than all the debt securities of that series, we may block the transfer or exchange of those debt securities during the period beginning fifteen (15) days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any certificated securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a registered debt security is issued in book-entry form, only the depositary will be entitled to transfer and exchange the debt security as described in this subsection, since it will be the sole holder of the debt security.

Resignation of Trustee

Each trustee may resign or be removed with respect to one (1) or more series of indenture securities provided that a successor trustee is appointed to act with respect to these series and has accepted such appointment. In the event that two (2) or more persons are acting as trustee with respect to different series of indenture securities under the indenture, each of the trustees will be a trustee of a trust separate and apart from the trust administered by any other trustee.

Indenture Provisions — Subordination

Upon any distribution of our assets upon our dissolution, winding up, liquidation or reorganization, the payment of the principal of (and premium, if any) and interest, if any, on any indenture securities denominated as subordinated debt securities is to be subordinated to the extent provided in the indenture in right of payment to the prior payment in full of all Designated Senior Indebtedness (as defined below), but our obligation to you to make payment of the principal of (and premium, if any) and interest, if any, on such subordinated debt securities will not otherwise be affected. In addition, no payment on account of principal (or premium, if any), sinking fund or interest, if any, may be made on such subordinated debt securities at any time unless full payment of all amounts due in respect of the principal (and premium, if any), sinking fund and interest on Designated Senior Indebtedness has been made or duly provided for in money or money’s worth.

In the event that, notwithstanding the foregoing, any payment by us is received by the trustee in respect of subordinated debt securities or by the holders of any of such subordinated debt securities before all Designated Senior Indebtedness is paid in full, the payment or distribution must be paid over to the holders of the Designated Senior Indebtedness or on their behalf for application to the payment of all the Designated Senior Indebtedness remaining unpaid until all the Designated Senior Indebtedness has been paid in full, after giving effect to any concurrent payment or distribution to the holders of the Designated Senior Indebtedness. Subject to the payment in full of all Designated Senior Indebtedness upon this distribution by us, the holders of such subordinated debt securities will be subrogated to the rights of the holders of the Designated Senior Indebtedness to the extent of payments made to the holders of the Designated Senior Indebtedness out of the distributive share of such subordinated debt securities.

By reason of this subordination, in the event of a distribution of our assets upon our insolvency, certain of our senior creditors may recover more, ratably, than holders of any subordinated debt securities or the holders of any indenture securities that are not Designated Senior Indebtedness or subordinated debt securities. The indenture provides that these subordination provisions will not apply to money and securities held in trust under the defeasance provisions of the indenture.

Designated Senior Indebtedness is defined in the indenture as the principal of (and premium, if any) and unpaid interest on:

•
our indebtedness (including indebtedness of others guaranteed by us), whenever created, incurred, assumed or guaranteed, for money borrowed, that we have designated as “Designated Senior Indebtedness” for purposes of the indenture and in accordance with the terms of the indenture (including any indenture securities designated as Designated Senior Indebtedness); and

•	renewals, extensions, modifications and refinancings of any of this indebtedness.

If this prospectus is being delivered in connection with the offering of a series of indenture securities denominated as subordinated debt securities, the accompanying prospectus supplement will set forth the approximate amount of our Designated Senior Indebtedness and of our other indebtedness outstanding as of a recent date.

Secured Indebtedness

Certain of our indebtedness, including certain series of indenture securities, may be secured. The prospectus supplement for each series of indenture securities will describe the terms of any security interest for such series and will indicate the approximate amount of our secured indebtedness as of a recent date. In the event of a distribution of our assets upon our insolvency, the holders of unsecured indenture securities may recover less, ratably, than holders of any of our secured indebtedness.

The Trustee under the Indenture

The Bank of New York Mellon serves as the trustee under the indenture.

Certain Considerations Relating to Foreign Currencies

Debt securities denominated or payable in foreign currencies may entail significant risks. These risks include the possibility of significant fluctuations in the foreign currency markets, the imposition or modification of foreign exchange controls and potential illiquidity in the secondary market. These risks will vary depending upon the currency or currencies involved and will be more fully described in the applicable prospectus supplement.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of ADSs. We may issue warrants independently of or together with ordinary shares (including ordinary shares represented by ADSs) offered by any prospectus supplement, and we may attach the warrants to, or issue them separately from, ordinary shares (including ordinary shares represented by ADSs). Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of offered warrants. The warrant agent will act solely as our agent in connection with the warrant certificates relating to the warrants and will not assume any obligation or relationship of agency or trust with any holders of warrant certificates or beneficial owners of warrants. The following summaries of certain provisions of the warrant agreements and warrants do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the warrant agreement and the warrant certificates relating to each series of warrants which we will file with the SEC and incorporate by reference as an exhibit to the registration statement of which this prospectus is a part at or prior to the time of the issuance of any series of warrants.

General

The applicable prospectus supplement will describe the terms of the warrants, including as applicable:

•	the offering price;

•	the aggregate number or amount of underlying securities purchasable upon exercise of the warrants and the exercise price;

•	the number of warrants being offered;

•	the date, if any, after which the warrants and the underlying securities will be transferable separately;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire, or the Expiration Date;

•	the number of warrants outstanding, if any;

•	any material Israeli and/or U.S. federal income tax consequences;

•	the terms, if any, on which we may accelerate the date by which the warrants must be exercised; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Warrants will be offered and exercisable for U.S. dollars only and will be in registered form only.

Holders of warrants will be able to exchange warrant certificates for new warrant certificates of different denominations, present warrants for registration of transfer, and exercise warrants at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Prior to the exercise of any warrants, holders of the warrants to purchase ordinary shares will not have any rights of holders of ordinary shares, including the right to receive payments of dividends, if any, or to exercise any applicable right to vote.

Certain Risk Considerations

Any warrants we issue will involve a degree of risk, including risks arising from fluctuations in the price of the underlying ordinary shares or debt securities and general risks applicable to the securities market (or markets) on which the underlying securities trade, as applicable. Prospective purchasers of the warrants will need to recognize that the warrants may expire worthless, and, thus, purchasers should be prepared to sustain a total loss of the purchase price of their warrants. This risk reflects the nature of a warrant as an asset that, other factors held constant, tends to decline in value over time and that may, depending on the price of the underlying securities, become worthless when it expires. The trading price of a warrant at any time is expected to increase if the price of or, if applicable, dividend rate on, the underlying securities increases. Conversely, the trading price of a warrant is expected to decrease as the time remaining to expiration of the warrant decreases and as the price of or, if applicable, dividend rate on, the underlying securities, decreases. Assuming all other factors are held constant, the more a warrant is “out-of-the-money” (i.e., the more the exercise price exceeds the price of the underlying securities and the shorter its remaining term to expiration), the greater the risk that a purchaser of the warrant will lose all or part of his or her investment. If the price of the underlying securities does not rise before the warrant expires to an extent sufficient to cover a purchaser’s cost of the warrant, the purchaser will lose all or part of his or her investment in the warrant upon expiration.

In addition, prospective purchasers of the warrants should be experienced with respect to options and option transactions, should understand the risks associated with options and should reach an investment decision only after careful consideration, with their financial advisers, of the suitability of the warrants in light of their particular financial circumstances and the information discussed in this prospectus and, if applicable, the prospectus supplement. Before purchasing, exercising or selling any warrants, prospective purchasers and holders of warrants should carefully consider, among other things:

•	the trading price of the warrants;

•	the price of the underlying securities at that time;

•	the time remaining to expiration; and

•	any related transaction costs.

Some of the factors referred to above are in turn influenced by various political, economic and other factors that can affect the trading price of the underlying securities and should be carefully considered prior to making any investment decisions.

Purchasers of the warrants should further consider that the initial offering price of the warrants may be in excess of the price that a purchaser of options might pay for a comparable option in a private, less liquid transaction. In addition, it is not possible to predict the price at which the warrants will trade in the secondary market or whether any such market will be liquid. We may, but will not be obligated to, file an application to list any warrants on a U.S. national securities exchange. To the extent that any warrants are exercised, the number of warrants outstanding will decrease, which may result in a lessening of the liquidity of the warrants. Finally, the warrants will constitute our direct, unconditional and unsecured obligations and, as such, will be subject to any changes in our perceived creditworthiness.

Exercise of Warrants

Each holder of a warrant will be entitled to purchase that number or amount of underlying securities, at the exercise price, as will in each case be described in the prospectus supplement relating to the offered warrants. After the close of business on the Expiration Date (which may be extended by us), unexercised warrants will become void.

Holders may exercise warrants by delivering to the warrant agent payment as provided in the applicable prospectus supplement of the amount required to purchase the underlying securities purchasable upon exercise, together with the information set forth on the reverse side of the warrant certificate. Warrants will be deemed to have been exercised upon receipt of payment of the exercise price, subject to the receipt within two (2) business days of the warrant certificate evidencing the exercised warrants. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, issue and deliver the underlying securities purchasable upon such exercise. If fewer than all of the warrants represented by a warrant certificate are exercised, we will issue a new warrant certificate for the remaining amount of warrants.

Amendments and Supplements to Warrant Agreements

We may amend or supplement the warrant agreement without the consent of the holders of the warrants issued under the agreement to effect changes that are not inconsistent with the provisions of the warrants and that do not adversely affect the interests of the holders.

DESCRIPTION OF UNITS

We may issue securities in units, each consisting of two (2) or more types of securities. For example, we might issue units consisting of a combination of debt securities and warrants to purchase ADSs. If we issue units, the prospectus supplement relating to the units will contain the information described above with regard to each of the securities that is a component of the units. In addition, the prospectus supplement relating to units will describe the terms of any units we issue, including, as applicable:

•	the date, if any, on and after which the units may be transferable separately;

•	whether we will apply to have the units traded on a securities exchange or securities quotation system;

•	any material Israeli and/or U.S. federal income tax consequences; and

•	how, for Israeli and/or U.S. federal income tax purposes, the purchase price paid for the units is to be allocated among the component securities.

TAXATION

The material Israeli and U.S. federal income tax consequences relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the prospectus supplement offering those securities or incorporated by reference from our Annual Report on Form 20-F or other public filings we make with the SEC.

PLAN OF DISTRIBUTION

We may sell the securities offered under this prospectus in one or more of the following ways (or in any combination) from time to time:

•	to or through one or more underwriters or dealers;

•	in short or long transactions;

•	directly to investors; or

•	through agents.

If underwriters or dealers are used in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold from time to time in one or more transactions, including:

•	in privately negotiated transactions;

•	in one or more transactions at a fixed price or prices, which may be changed from time to time;

•	in “at-the-market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange or otherwise;

•	at prices related to those prevailing market prices; or

•	at negotiated prices.

As applicable, we and our respective underwriters, dealers or agents, reserve the right to accept or reject all or part of any proposed purchase of the securities. We will set forth in a prospectus supplement the terms and offering of securities by us, including:

•	the names of any underwriters, dealers or agents;

•	any agency fees or underwriting discounts or commissions and other items constituting agents’ or underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers;

•	details regarding over-allotment options under which underwriters may purchase additional securities from us, if any;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	the public offering price; and

•	the securities exchanges on which such securities may be listed, if any.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions from time to time. If the applicable prospectus supplement indicates, in connection with those derivative transactions, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us, or borrowed from us, or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivative transactions to close out any related open borrowings of securities. The third parties (or affiliates of such third parties) in such sale transactions by us will be underwriters and will be identified in an applicable prospectus supplement (or a post-effective amendment).

We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and an applicable prospectus supplement. Such financial institution or third party may transfer its economic short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.

Underwriters, Agents and Dealers

If underwriters are used in the sale of our securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship and will describe in the prospectus supplement, naming the underwriter, the nature of any such relationship.

We may sell the securities through agents from time to time. When we sell securities through agents, the prospectus supplement will name any agent involved in the offer or sale of securities and any commissions we pay to them. Generally, any agent will be acting on a best efforts basis for the period of its appointment.

We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase our securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

Underwriters, dealers and agents may contract for or otherwise be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act or to contribution with respect to payments made by the underwriters, dealers or agents, under agreements between us and the underwriters, dealers and agents.

We may grant underwriters who participate in the distribution of our securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

Underwriters, dealers or agents may receive compensation in the form of discounts, concessions or commissions from us or our purchasers, as their agents in connection with the sale of our securities. These underwriters, dealers or agents may be considered to be underwriters under the Securities Act. As a result, discounts, commissions or profits on resale received by the underwriters, dealers or agents may be treated as underwriting discounts and commissions. The prospectus supplement for any securities offered by us will identify any such underwriter, dealer or agent and describe any compensation received by them from us. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

Any underwriter may engage in over-allotment transactions, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of our securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time. We make no representation or prediction as to the direction or magnitude of any effect these transactions may have on the price of our securities. For a description of these activities, see the information under the heading “Underwriting” in the applicable prospectus supplement.

Underwriters, broker-dealers or agents who may become involved in the sale of our securities may engage in transactions with and perform other services for us for which they receive compensation.

Stabilization Activities

In connection with an offering through underwriters, an underwriter may, to the extent permitted by applicable rules and regulations, purchase and sell securities in the open market. These transactions, to the extent permitted by applicable rules and regulations, may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities from us in the offering, if any. If the underwriters have an over-allotment option to purchase additional securities from us, the underwriters may consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. “Naked” short sales, which may be prohibited or restricted by applicable rules and regulations, are any sales in excess of such option or where the underwriters do not have an over-allotment option. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering.

Accordingly, to cover these short sales positions or to otherwise stabilize or maintain the price of the securities, the underwriters may bid for or purchase securities in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if securities previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the securities to the extent that it discourages resale of the securities. The magnitude or effect of any stabilization or other transactions is uncertain.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents. In this case, no agents, underwriters or dealers would be involved. We may sell securities upon the exercise of rights that we may issue to our shareholders. We may also sell securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

Trading Market

It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference our publicly filed reports into this prospectus, which means that information included in those reports is considered part of this prospectus. Information that we file with the SEC after the date that we file this registration statement will automatically update and supersede the information contained in this prospectus. We incorporate by reference the following documents filed with the SEC and any future filings made with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

(1)	Our Annual Report on Form 20-F for the year ended December 31, 2016 filed on March 23, 2017; and

(2)
Our Current Reports on Form 6-K filed on January 9, 2017, January 23, 2017, January 26, 2017, February 13, 2017, March 23, 2017, March 30, 2017 (except with respect to item 7.01 therein), April 5, 2017, May 17, 2017, May 25, 2017, May 30, 2017, July 5, 2017, July 26, 2017, July 31, 2017, August 8, 2017, August 15, 2017, October 31, 2017, November 21, 2017, December 4, 2017 and December 5, 2017.

We will furnish without charge to you, on written or oral request, a copy of any or all of the above documents, other than exhibits to such documents that are not specifically incorporated by reference therein. You should direct any requests for documents to:

BioLineRx Ltd.
Modi’in Technology Park
2 HaMa’ayan Street
Modi’in 7177871, Israel
Attention: Corporate Secretary
Tel.: +972-8-642-9100
e-mail: info@BioLineRx.com

The information relating to us contained in this prospectus is not comprehensive and should be read together with the information contained in the incorporated documents. Descriptions contained in the incorporated documents as to the contents of any contract or other document may not contain all of the information that is of interest to you. You should refer to the copy of such contract or other document filed as an exhibit to our filings.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act, relating to this offering of securities. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

In addition, we file reports with, and furnish information to, the SEC. You may read and copy the registration statement and any other documents we have filed at the SEC, including any exhibits and schedules, at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. You may call the SEC at 1‑800‑SEC-0330 for further information on this public reference room. As a foreign private issuer, all documents that were filed after September 24, 2010 on the SEC’s EDGAR system are available for retrieval on the SEC’s website at www.sec.gov. These SEC filings are also available to the public on the Israel Securities Authority’s Magna website at www.magna.isa.gov.il and from commercial document retrieval services. We also generally make available on our own web site (www.biolinerx.com) our quarterly and year-end financial statements, as well as other information.

In addition, since our ordinary shares are traded on the TASE, in the past we filed Hebrew language periodic and immediate reports with, and furnished information to, the TASE and the ISA, as required under Chapter Six of the Israel Securities Law, 1968. On August 31, 2011, our shareholders approved a transition solely to U.S. reporting standards after listing our ADSs on Nasdaq, in accordance with an applicable exemption under the Israel Securities Law. Copies of our SEC filings and submissions are now submitted to the ISA and the TASE. Such copies can be retrieved electronically through the MAGNA distribution site of the ISA (www.magna.isa.gov.il) and the TASE website (maya.tase.co.il).

We maintain a corporate website at www.biolinerx.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 20-F for the year December 31, 2016 have been so incorporated in reliance on the report of Kesselman and Kesselman, Certified Public Accountants (Isr.), a member firm of PricewaterhouseCoopers International Limited, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Certain legal matters concerning this offering will be passed upon for us by Morrison & Foerster LLP, New York, New York. The validity of the securities being offered by this prospectus and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Yigal Arnon & Co., Jerusalem, Israel.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this registration statement, substantially all of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

We have been informed by our legal counsel in Israel, Yigal Arnon & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that among other things:

•
the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•	the prevailing law of the foreign state in which the judgments were rendered allows for the enforcement of judgments of Israeli courts;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•	the judgments are not contrary to public policy of Israel, and the enforcement of the civil liabilities set forth in the judgment is not likely to impair the security or sovereignty of Israel;

•	the judgments were not obtained by fraud and do not conflict with any other valid judgments in the same matter between the same parties;

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court;

•	the judgment is not subject to any further appeal procedures; and

•	the judgment is enforceable according to the laws of Israel and according to the law of the foreign state in which the relief was granted.

Generally, an Israeli court will not enforce a foreign judgment if the motion for enforcement was filed more than five (5) years after the date of its award in the United States, unless Israel and the United States have agreed otherwise on a different period, or if an Israeli court finds exceptional reasons justifying the delay.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rates.

                        American Depositary Shares Representing                        Ordinary Shares

Warrants to Purchase               American Depositary Shares

PROSPECTUS SUPPLEMENT

Sole Bookrunning Manager

Oppenheimer & Co.

February     , 2019